AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 4, 2002.

                         REGISTRATION NO. 333-92190

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                   FORM SB-2/A


                                AMENDMENT NO. 1


                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933


                              National Beauty Corp.
                              ---------------------
                 (Name Of Small Business Issuer In Its Charter)

     Nevada                              2844                13-3422912
    (State or Other Jurisdiction     (Primary Standard      (I.R.S. Employer
      of Incorporation           Industrial Classification  Identification No.)
       or Organization)                Code Number)


                           4810 West Commercial Blvd.
                          Ft. Lauderdale, Florida 33319

                                 (954) 717-8680

                                 --------------
          (Address and Telephone Number of Principal Executive Offices)

                           4810 West Commercial Blvd.
                          Ft. Lauderdale, Florida 33319

                                 (954) 717-8680

                                 --------------
(Address of Principal Place of Business or Intended Principal Place of Business)

                                  Mr. Ed Roth
                                  -----------
                           4810 West Commercial Blvd.
                          Ft. Lauderdale, Florida 33319
                                 (954) 717-8680
           (Name, Address, and Telephone Number of Agent for Service)

                                    Copy to:

                                 Weed & Co. LLP
                        4695 MacArthur Court, Suite 1430
                            Newport Beach, CA 92660
                            Telephone (949) 475-9086
                            Facsimile (949) 475-9087

Approximate Date of Commencement of Proposed Sale to the Public: As soon as possible after this registration statement becomes effective.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
________________________________________________________________

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]
_______________________________________________________________

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
_______________________________________________________________

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
_______________________________________________________________

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
2

                         CALCULATION OF REGISTRATION FEE
                         -------------------------------



Title Of Each. . . . . . . . .  Proposed     Proposed
Class Of . . . . . . . . . . .  Maximum      Maximum
Securities . . . . . . . . . .  Amount       Offering    Aggregate   Amount Of
To Be. . . . . . . . . . . . .  To Be        Price       Offering    Registration
Registered . . . . . . . . . .  Registered   Per Unit    Price       Fee
                                -----------  ----------  ----------  -------------
Units(1) . . . . . . . . . . .   4,000,000           --          --             --
------------------------------  -----------  ----------  ----------  -------------
Common Stock,
..001 par value(2) . . . . . .   4,000,000   $      .50  $2,000,000  $      184.00
------------------------------  -----------  ----------  ----------  -------------
Warrants to
Purchase
Common
Stock(3) . . . . . . . . . . .   4,000,000   $      .25  $1,000,000  $       92.00
------------------------------  -----------  ----------  ----------  -------------
Common Stock,
..001 par value
(4)                              5,450,000  $       .13  $  708,500  $       65.18
                                -----------  ----------  ----------  -------------


Total. . . . . . . . . . . . .   9,450,000          N/A  $3,708,500  $      341.18
                                 Shares of Common
                                 Stock
                                 4,000,000
                                 Warrants

------------------------------  -----------  ----------  ----------  -------------

(1) Includes 4,000,000 shares of common stock and warrants exercisable to purchase 4,000,000 shares of common stock.
(2) Represents 4,000,000 shares of common stock included in the units offered by National Beauty Corp. The units are being offered to the public at a price of $.50 per share.
(3) Represents 4,000,000 warrants to purchase one share of common stock included in the units offered by National Beauty Corp. The exercise price for the warrants is $.25 per share.

(4) Represents 4,000,000 shares of common stock underlying the warrants and 1,450,000 shares being offered by selling shareholders. This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act and is calculated on the basis of the average of the high and low prices reported and last sale reported on the OTC Bulletin Board as of December 3, 2002.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS

                              National Beauty Corp.

                                 4,000,000 Units

                        1,450,000 Shares of Common Stock


This prospectus relates to the public offering, which is not being underwritten, of 4,000,000 units of National Beauty Corp., a Nevada corporation ("National Beauty") at a price of $.50 per unit. Each unit consists of one share of common stock, $.001 par value, and one warrant exercisable to purchase one share of common stock at an exercise price of $.25 per share. National Beauty is also registering for resale 4,000,000 shares underlying the warrants. There is no minimum number of units that National Beauty has to sell. There is no escrow account. National Beauty will use all money received from the offering and there will be no refunds. The offering will terminate nine months after the effective date of this registration statement.


Further, concurrent with this offering, National Beauty is registering 1,450,000 additional shares which may be resold from time to time by stockholders of the company at then current market prices or at negotiated prices.


YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 8 OF THIS PROSPECTUS BEFORE PURCHASING ANY OF THE COMMON STOCK OFFERED BY THIS PROSPECTUS. THIS OFFERING INVOLVES A HIGH DEGREE OF RISK.



                            Per Unit       Total(1)
                            -------------  -----------
Public offering price. . .  $        .50   $ 2,000,000
--------------------------  -------------  -----------
Exercise price of warrants  $        .25   $ 1,000,000
--------------------------  -------------  -----------
Total proceeds to National
Beauty . . . . . . . . . .  $3,000,000(2)
--------------------------  -------------  -----------

(1) Assuming all shares are purchased and all warrants are exercised.
(2) Before deducting offering expenses.

National Beauty's common stock is currently trading on the OTC Bulletin Board under the symbol "NBEU." This is a self-underwritten offering, to be conducted by the officers and directors of National Beauty.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The registrant may amend this registration statement. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. National Beauty may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


The date of this prospectus is December 3, 2002.



                                     TABLE OF CONTENTS
                                     -----------------



Prospectus Summary                                                                 6
Risk Factors                                                                       8
Use of Proceeds                                                                   13
Determination of Offering Price                                                   14
Dilution                                                                          14
Selling Security Holders                                                         .14
Plan of Distribution                                                             .15
Legal Proceedings                                                                 18
Directors, Executive Officers, Promoters and Control Persons                      18
Security Ownership of Certain Beneficial Owners and Management                    19
Description of Securities                                                         21
Experts                                                                           23
Disclosure of Commission Position on Indemnification for Securities Act
Liabilities                                                                      .23
Organization Within Last Five Years                                               24
Description of Business                                                           24
Management's Discussion and Analysis or Plan of Operation                         28
Description of Property                                                           34
Certain Relationships and Related Transactions                                    35
Market for Common Equity and Related Stockholder Matters                          35
Executive Compensation                                                            36
Financial Statements                                                             F-1
Changes in and Disagreements With Accountants on Accounting and Financial
Disclosure                                                                        39


PROSPECTUS SUMMARY

National Beauty Corp.

     National Beauty Corp., formerly known as Beautymerchant.com, Inc., was incorporated in Nevada in 1987. The company has primarily operated through its wholly owned subsidiaries, Cleaning Express USA, Hairmax of Florida, Inc., f/k/a Beauty Works USA, Inc. and Beauty Merchant, Inc. Cleaning Express USA is a full service cleaning company offering daily residential cleaning services, carpet cleaning and other related services in the South Florida area. During April

2000, the company began operations as an E-commerce distributor of beauty products under its Beauty Merchant, Inc. subsidiary and ceased these operations in 2001. Through Hairmax of Florida, Inc., National Beauty intends to operate a chain of haircutting stores, located inside or next to major retailers.



     For the year ended December 31, 2001, National Beauty had generated $431,810 in revenue and had incurred a net loss of $257,044. Over the last fiscal year, National Beauty did not expend any funds for research and development activities. For the nine months ended September 30, 2002, National Beauty generated $404,582 in revenues and had a net loss of $343,309.


     National Beauty's business plan entails developing beauty salons and marketing the company's own private label beauty products through these operations. National Beauty is also pursuing the development of its "HAIRMAX" concept, which aims to locate hair salons, offering quality and inexpensive hair services, in larger retailers. There is currently one Hairmax store in Boca Raton, Florida. After some minor construction delays, the second Hairmax store is planned to open in the next ninety days in Coral Springs, Florida. Further, National Beauty plans to open ten stores in Las Vegas, Nevada over the next two years, beginning with two stores in early spring 2003. Overall, National Beauty plans to roll out 150 haircutting stores across the nation. National Beauty has filed a trademark application on the HAIRMAX name and logo.



     National Beauty 's common stock trades on the OTCBB under the symbol "NBEU." On December 3, 2002, National Beauty's common stock was trading at $.12 per share.


     National Beauty's executive office is located at 4810 West Commercial Blvd., Ft. Lauderdale, Florida 33319. The telephone number is (949) 717-8680.

8


OFFERING


                                                   4,000,000 shares of common stock, 4,000,000
Units Offered by National . . . . . . . . . . . .  warrants to purchase one share of common stock
Beauty. . . . . . . . . . . . . . . . . . . . . .  at an exercise price of $.25 per share

Price per Unit. . . . . . . . . . . . . . . . . .  $ .50


Common Stock Offered by the Selling
Shareholders. . . . . . . . . . . . . . . . . . .  1,450,000 shares



Common Stock
Currently . . . . . . . . . . . . . . . . . . . .  4,871,062 shares
Outstanding

Investment in the shares involves a high degree  of risk.

Risk Factors



                         SELECTED FINANCIAL INFORMATION

     The Selected Financial Information should be read in conjunction with the Consolidated Financial Statements and the Notes thereto appearing in this Prospectus.

                SUMMARY OF CONSOLIDATED STATEMENTS OF OPERATIONS



                                Fiscal Year Ended     Nine Months Ended
                                December 31           September 30, (unaudited)
                                2001                  2002
                                -----------------     -------------------------

Revenue                         $431,810              $404,8525
Net income (loss)          .    $(257,044)            $(343,309)
Net income (loss) per share     $(.57)                $(.09)
Number of shares outstanding    1,466,362             4,746,062

                     SUMMARY OF CONSOLIDATED BALANCE SHEETS


                                        At December          At September 30,
                                        31, 2001             2002 (unaudited)
                                        --------             ----------------
Current assets                          $105,347             $37,428
Current liabilities                     $16,207              $29,266
Working capital                         $89,140              $8,162
Total assets                            $136,743             $86,733
Total liabilities               .       $16,207              $29,266
Retained deficit             .          $(1,284,330)         $(1,627,639)
Stockholders' equity                    $120,536             $57,467

                                  RISK FACTORS

An investment in the shares offered hereby involves a high degree of risk. Prospective investors should carefully consider the following factors concerning the business of National Beauty and its subsidiaries and the offering, and should consult independent advisors as to the technical, tax, business and legal considerations regarding an investment in the shares.

NATIONAL BEAUTY HAS A LIMITED OPERATING HISTORY IN REGARD TO ITS CURRENT BUSINESS PLAN, HAS NOT GENERATED SIGNIFICANT REVENUES AND MAY NOT BE SUCCESSFUL IN THE BEAUTY SUPPLY AND SERVICE INDUSTRIES.
     National Beauty is in the early stages of developing its beauty service business and has engaged only in very limited operations, none of which have generated substantial revenues. Further, National Beauty does not have significant experience in the beauty industry and is subject to all the risks inherent in an immature business enterprise, including the absence of an
extensive operating history upon which to base a future forecast.   Risks to
National Beauty's operations include, but are not limited to:
-     inability to manage growth and expanding operations;
-     inability to predict interest in National Beauty's services;
-     inability to increase brand awareness;
-     attracting, retaining and motivating qualified personnel; and
-     maintaining current and developing strategic relationships.

To be successful, National Beauty must:

-     retain existing customers;
-     attract new customers;
-     meet customer demands;
-     fulfill all customer needs;
-     acquire additional sources for merchandise at discounted prices;
-     develop and brand HAIRMAX stores as a consumer choice;
-     increase its media exposure;
-     monitor the competition; and
- maintain the ability to hire and retain qualified service personnel such as hairstylists.

NATIONAL BEAUTY HAS INCURRED SIGNIFICANT LOSSES AND FOR THE YEARS ENDED DECEMBER 31, 2000 AND DECEMBER 31, 2001, HAD NET LOSSES OF $794,306 AND $257,044,
RESPECTIVELY, AND ACCORDINGLY, MAY NOT BE ABLE TO GENERATE SUFFICIENT REVENUES TO ACHIEVE OR SUSTAIN PROFITABILITY IN THE FUTURE.

     For the years ended December 31, 2001 and December 31, 2000, National Beauty's net operating loss was $257,044 and $794,306, respectively. For the nine months ended September 30, 2002, National Beauty incurred a net loss of $343,309. National Beauty may continue to experience net-operating losses through the next two years and therefore, National Beauty may not be able to generate sufficient revenues to achieve or sustain profitability in the future. National Beauty's losses are primarily due to expenses incurred in payroll expenses and consulting services. National Beauty expects to incur losses at least through fiscal 2002 due to the following factors:
-     the development of the HAIRMAX brand, marketing and promotion;
-     expanded offering of service;
-     continued store development costs;
-     additional personnel to manage customer service and in-house marketing;
      and
- increases in general and administrative costs to support the company's growing operations.

NATIONAL BEAUTY'S GROWTH MAY REQUIRE SUBSTANTIAL EXPENDITURES WHICH NATIONAL BEAUTY MAY NOT BE ABLE TO FUND.

     Cash flows used in National Beauty's operations were a negative $43,038 for the year ended December 31, 2001, and a negative $293,498 for the year ended December 31, 2000. Further, cash flows used in National Beauty's operations as of September 30, 2002 were $3,381. National Beauty's success and ongoing financial viability is contingent upon the success of its new business model and the generation of related cash flows. National Beauty's failure to meet these contingencies may cause it to delay or suspend its operations.


National Beauty has funded its cash needs from inception through December 31, 2001 with a series of equity transactions totaling $555,889, including private placements. In contrast, National Beauty will need approximately $9,750,000 to fund its publicly announced 150-store salon development, as each store is
estimated to require $65,000 to open, including lease deposits.    The company's
president, Ed Roth, has been responsible for providing the current cash on hand. There is not any external credit available at this time. As such, National Beauty may not be able to proceed with its current business plan absent further financing.

NATIONAL BEAUTY'S PROCUREMENT OF ADDITIONAL FINANCING, IF AVAILABLE, MAY DILUTE THE OWNERSHIP INTERESTS OF INVESTORS.

     National Beauty may raise additional funds through the issuance of equity, equity-related or convertible debt securities. The issuance of additional common stock dilutes existing stockholders. Further procurement of additional financing through the issuance of equity, equity-related or convertible debt securities or preferred stock may further dilute existing stock. Further, the perceived risk of dilution may cause selling shareholders, as well as other holders, to sell their shares, which would contribute to downward movement in the price of your shares.

NATIONAL BEAUTY'S SYSTEMS, PROCEDURES, CONTROLS AND EXISTING SPACE MAY NOT BE ADEQUATE TO SUPPORT EXPANSION OF NATIONAL BEAUTY'S OPERATIONS, WHICH MAY STRAIN NATIONAL BEAUTY'S RESOURCES AND THEREFORE, DETRIMENTALLY AFFECT ITS FUTURE OPERATIONS.

     National Beauty may expand its operations rapidly, which may create significant demands on National Beauty's personnel and other administrative resources, operations and management. These demands on National Beauty's administrative and operational capabilities could adversely effect:
-     the quality of its services,
-     its ability to retain and attract research and development staff,
- its ability to retain and attract administrative personnel and management, and
-     its ability to collect revenues, if any.

     Further, National Beauty's systems, procedures, controls and existing space may not be adequate to support expansion of National Beauty's operations. National Beauty's business model requires the leasing or acquisition of property for new salons. National Beauty's future operating results will depend, among other things, on its ability to manage changing business conditions and to continue to improve its operational, financial control and reporting systems.

NATIONAL BEAUTY'S OPERATIONS ARE DEPENDANT ON LOCATING ADEQUATE STORE LOCATIONS, SUFFICIENT SOURCES OF SUPPLY AND QUALIFIED PERSONNEL TO STAFF THESE LOCATIONS; FAILURE TO DO SO COULD REDUCE OR CURTAIL OPERATIONS.

     National Beauty intends to offer beauty services and products to the public through the development of new and existing salons, which may be difficult to locate. The principal suppliers to the company are wholesale distributors, who do not sell retail. As such, sources of supply for National Beauty' s proposed products may be difficult to locate or may not provide sufficient supplies at a reasonable cost. Further, National Beauty does not have manufacturing expertise, facilities or capabilities and does not intend to manufacture any products. Even if an acceptable supplier or manufacturer can be found, termination of the services of these suppliers or manufacturers could result in interruptions in the ability to manufacture the products until an alternative source can be secured. Further, National Beauty will be dependant on its ability to hire and retain qualified service and management personnel to staff the new stores it expects to establish.

NATIONAL BEAUTY IS DEPENDENT ON MEMBERS OF ITS KEY PERSONNEL, PARTICULARLY MR. EDWARD ROTH FOR HIS KNOWLEDGE OF THE BEAUTY SERVICE INDUSTRY, AND THE LOSS OF KEY PERSONNEL MAY HINDER THE COMPANY'S DEVELOPMENT.

     The success of National Beauty is dependent upon, among other things, the service of Mr. Edward Roth, President of National Beauty. Because of Mr. Roth's experience in the beauty service industry, the loss of Mr. Roth could have a material adverse effect on the company's plan to offer beauty products and services to the public. Further, Mr. Roth and Alisha Roth, the company's Secretary, Treasurer and director, have managed the operations of Cleaning Express USA since inception. As such, the loss of either of these individuals could adversely affect the operations of Cleaning Express USA, as well as the company as a whole. National Beauty has entered into employment agreements with Mr. Roth and Ms. Roth but does not maintain any key-man life insurance.

NATIONAL BEAUTY FACES SUBSTANTIAL COMPETITION FROM COMPETITORS WITH SIGNIFICANTLY GREATER HUMAN AND FINANCIAL RESOURCES, EXPERIENCE, AND TECHNICAL STAFF, WHICH COULD REDUCE OR ELIMINATE NATIONAL BEAUTY'S ABILITY TO COMPETE IN A DESIGNATED MARKET.

     There are many companies, substantially all with significantly greater resources, including financial resources, experience and staff than National Beauty. These companies, such as Regis Corp., have or may successfully develop products and services which meet some of the needs intended to be met by National Beauty's proposed products and services. Some of these companies have established strong market positions in their products and services. These competitors may respond vigorously to any threat in their market shares and therefore, National Beauty may not be able to compete successfully in the future.
12

DUE TO THE LOW TRADING PRICE, VOLATILITY, LIMITED LIQUIDITY AND POTENTIAL FURTHER DILUTION OF NATIONAL BEAUTY'S COMMON SHARES, INVESTORS IN THIS OFFERING MAY NEVER BE ABLE TO REALIZE A PROFIT ON DISPOSAL OF ANY SHARES PURCHASED.

     Because of the low trading price of National Beauty's common stock and its extreme price and volume volatility, shareholders may face limited liquidity for their shares. At December 3, 2002, National Beauty's last reported price for its common stock was $.12 per share. National Beauty's common stock may experience further dilution as a result of additional issuances of shares. As a result, investors in this offering may not be able to realize a profit on disposal of any shares purchased in this offering.


NATIONAL BEAUTY'S COMMON STOCK PRICE IS HIGHLY VOLATILE AND ANY FLUCTUATIONS THAT OCCUR FOLLOWING COMPLETION OF THIS OFFERING MAY REDUCE THE MARKET PRICE AND/OR LIQUIDITY OF NATIONAL BEAUTY'S COMMON STOCK.

     The market price of the common stock has been, and is likely to remain, highly volatile as is frequently the case with unseasoned public companies. The following developments affecting National Beauty or its competitors could cause the market price of the common stock to fluctuate substantially and reduce the liquidity of the common stock:

-     quarterly operating losses of National Beauty,
- deviations in losses of operations from estimates of securities analysts, and
- changes in general conditions in the economy, or in the beauty service industry.

     The equity markets have, on occasion, experienced significant price and volume fluctuations that have affected the market prices for many companies' securities and that have often been unrelated to the operating performance of these companies.

NATIONAL BEAUTY'S COMMON STOCK IS TRADED ON A LIMITED PUBLIC MARKET, WHICH MAY IMPACT STOCKHOLDERS' ABILITY TO LIQUIDATE THEIR INVESTMENTS.

     National Beauty's common stock is traded on the Nasdaq OTC Bulletin Board which tends to be comprised of small businesses of regional interest with limited trading activity. National Beauty intends to submit an application to list the common stock on Nasdaq's National Market System or Small Cap System as soon as it meets the listing qualifications; however, National Beauty's securities may not qualify for listing on Nasdaq's National Market System or Small Cap System or on any other exchange.

APPLICABLE SEC RULES GOVERNING THE TRADING OF "PENNY STOCKS" LIMITS THE TRADING AND LIQUIDITY OF NATIONAL BEAUTY'S COMMON STOCK WHICH MAY ADVERSELY AFFECT THE TRADING PRICE OF ITS COMMON STOCK.
13

     National Beauty's common stock currently trades on the OTC Bulletin Board. Since its common stock continues to trade below $5.00 per share, its common stock is considered a "penny stock" and is subject to SEC rules and regulations which impose limitations upon the manner in which National Beauty's shares can be publicly traded. These regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. These regulations have the effect of limiting the trading activity of National Beauty's common stock and reducing the liquidity of an investment in its common stock.

AVAILABLE INFORMATION

     National Beauty files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document National Beauty files with the Commission at the Commission's Public Reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. National Beauty's Commission filings are also available to the public at the Commission's web site at http://www.sec.gov.

     You may also request a copy of these filings, at no cost, by writing or telephoning as follows:

     National Beauty Corp. Attention: Investor Relations, 4810 West Commercial Blvd., Ft. Lauderdale, Florida 33319, telephone: (954) 717-8680.

     This prospectus is part of a registration statement on Form SB-2 National Beauty filed with the SEC under the Securities Act. You should rely only on the information or representations provided in this prospectus. National Beauty has not authorized anyone to provide you with different information other than the information contained in this prospectus. National Beauty is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

FORWARD-LOOKING STATEMENTS

     Except for historical information contained herein, the matters discussed in this prospectus are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such forward looking statements. Such risks and uncertainties include, without limitation, National Beauty's dependence on the timely development, introduction and customer acceptance of products and services, the impact of competition and downward pricing pressures, the ability of National Beauty to generate revenues and raise any needed capital, the effect of changing economic conditions, and risks in product development.

14

USE OF PROCEEDS

     The following table sets forth the estimated application of proceeds from the sale of the units offered; assuming that all units offered are sold and all warrants included in the units are exercised.



                       Amount         %
                       ----------  ----
Net Proceeds from
Offering. . . . . . .  $2,955,000  100%

Use of Net Proceeds .  $2,955,000  100%


Development of Beauty
Salons* . . . . . . .  $2,925,000   99%


Contingency Reserve .  $   30,000    1%

* Estimated to be approximately $65,000 per salon, the breakdown is as follows:



Development of a Beauty
Salon. . . . . . . . . .  $            65,000                     100%


Beauty Stations *. . . .  $            20,000                    30.8%

Employees. . . . . . . .  $            19,000                    29.2%

Establishment of a Lease  $     6,000 ($3,000                     9.2%
                                      security deposit,
                                      $3,000 first month rent)

Grand Opening/Marketing.  $            10,000                    15.4%


Working Capital. . . . .  $            10,000                    15.4%



*Approximately 8 stations will be needed per salon, amounts include chairs, mirrors and equipment.


     The allocations listed above are, for the most part, estimates and approximations only, based upon management's projections and the cost of implementing National Beauty's salon in Boca Raton, Florida. National Beauty may not be able to sell all of the units in this offering, if any, and may be forced to delay these salons. If less than the maximum amount of proceeds are raised, the company will develop less salons. National Beauty intends to use the funds from this offering to develop as many salons as possible. The Coral Springs, Florida salon is expected to open within the next ninety days. Further, National Beauty plans to open ten stores in Las Vegas, Nevada over the next two years, beginning with two stores in early spring 2003.


DETERMINATION OF OFFERING PRICE

     Not applicable.

DILUTION

     Not applicable.
16

SELLING SECURITY HOLDERS

The following table provides information with respect to the selling shareholders' beneficial ownership of National Beauty's common stock as of November 5, 2002, and as adjusted to give effect to the sale of all of the shares offered. None of the selling shareholders currently is an affiliate of ours, and none of them has had a material relationship with National Beauty during the past three years. The selling shareholders possess sole voting and investment power with respect to the securities shown.




                                   PERCENT OF
                                   NUMBER OF         CLASS OF
                                   SHARES            SHARES
                                   NUMBER OF SHARES  BENEFICIALLY    BENEFICIALLY
                                   BENEFICIALLY      NUMBER          OWNED AFTER      OWNED AFTER
NAME AND ADDRESS OF SELLING . . .  OWNED PRIOR TO    OF SHARES       THE OFFERING IS  THE OFFERING IS
STOCKHOLDER . . . . . . . . . . .  THE OFFERING      OFFERED HEREBY  COMPLETE         COMPLETE
=================================  ================  ==============  ===============  ===============

Richard O. Weed
4695 MacArthur Court, Suite 1430
Newport Beach, CA 92660(1). . . .           250,000         250,000                0                0

=================================  ================  ==============  ===============  ===============
3rd Millennium Management,
LLC
One Newark Pomption Turnpike
Wane, NJ 07470(2)
                                          1,000,000       1,000,000                0                0
=================================  ================  ==============  ===============  ===============
American Market Support
Network, Inc.
5599 San Felipe, Suite 975
Houston, TX 77056(3). . . . . . .           200,000         200,000                0                0
=================================  ================  ==============  ===============  ===============



(1) Richard O. Weed of Weed & Co. LLP acquired his shares in consideration for legal services rendered.
 (2) 1,000,000 shares were issued to 3rd Millennium Management, LLC for investor relations services provided to National Beauty.
(3) 200,000 shares were issued to American Market Support Network, Inc. for investor relations services provided to National Beauty.
17

PLAN OF DISTRIBUTION

1,450,000 SHARES SOLD BY SELLING STOCKHOLDERS

     National Beauty is registering 1,450,000 shares of common stock on behalf of the selling stockholders. As used in this prospectus, the term "selling stockholders" includes pledgees, transferees or other successors-in-interest selling shares received from the selling stockholder, as a pledgor, a borrower or in connection with other non-sale-related transfers after the date of this prospectus. This prospectus may also be used by transferees of the selling stockholders, including broker-dealers or other transferees who borrow or purchase the shares to settle or close out short sales of shares of common stock. The selling stockholders will act independently of National Beauty in making decisions with respect to the timing, manner, and size of each sale or non-sale related transfer. None of the selling stockholders are officers, directors or affiliates of the registrant. National Beauty will not receive any of the proceeds from the sales by the selling stockholders. National Beauty will bear all expenses incurred in connection with the offering.

     The selling stockholders may sell their shares of common stock directly to purchasers from time to time. Alternatively, they may from time to time offer the common stock to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders or the purchasers of the securities for whom they may act as agents. The selling stockholders and any broker/dealers or agents that participate in the distribution of common stock may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of the securities and any discounts, commissions, concessions or other compensation received by any underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

     The common stock may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of the common stock may be effected by means of one or more of the following transactions, which may involve block transactions,

-     in the over-the-counter market, or
- in transactions otherwise than on exchanges or services, including transactions pursuant to Rule 144 or another exemption from registration.

     In connection with sales of the common stock or otherwise, the selling stockholders may enter into hedging transactions with broker/dealers, who in turn may engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell common stock short and deliver common stock to close out short positions, or loan or pledge common stock to broker/dealers who in turn may sell the securities.

     At the time a particular offering of the common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount common stock being offered and the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, and commissions or concessions allowed or re-allowed or paid to broker/dealers.

     To comply with the securities laws of certain jurisdictions, if applicable, the common stock will be offered or sold in jurisdictions only through registered or licensed brokers or dealers.

     The selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of sales of the common stock by the selling stockholders. The foregoing may affect the marketability of the securities.

4,000,000  UNITS  TO  BE  SOLD  BY  NATIONAL  BEAUTY

     National Beauty is offering 4,000,000 units at a purchase price of $.50 per share on a delayed or continuous offering basis pursuant to Rule 415 of the Securities Act of 1933 Rules. The units consist of one share of common stock and one warrant exercisable to purchase common stock at an exercise price of $.25 per share. There are no minimum units that National Beauty has to sell. There is no escrow account. National Beauty will use all money received from the offering and there will be no refunds. This offering will terminate nine months after the effective date of the registration statement. This is a self-underwritten offering.

     National Beauty reserves the right to use selling agents with the appropriate modification to the registration statement, as necessary. If National Beauty makes arrangements to use selling agents after effectiveness of this registration statement, then National Beauty will need to file a post-effective amendment to the registration statement identifying the broker-dealer, providing the required information on the plan of distribution and use of proceeds, revising the disclosures in the registration statement, and filing the agreement as an exhibit to the registration statement. Further, prior to any involvement of any broker-dealer in the offering, such broker-dealer must seek and obtain clearance of the underwriting compensation and arrangements from the NASD Corporate Finance Department.

     National Beauty's officers and directors will be conducting the offering under the self-offering exemption of Rule 3a4-1. The offer to sell and any sales will be made only by this prospectus.

     None of  National Beauty's officer and directors conducting the offering:

(1)     are subject to a statutory disqualification, as that term is defined in section 3(a)(39) of the Securities Act of 1933, as amended;
(2) will be compensated in connection with their participation in this offering by the payment of commissions or other remuneration based either directly or indirectly on transactions in these securities; or
(3)     are associated persons of a broker or dealer.

     Furthermore, the persons associated with National Beauty that participate in this offering meet all of the following requirements:

(1) each primarily performs, or is intended to primarily perform at the end of the offering, substantial duties for or on behalf of National Beauty otherwise than in connection with transactions in securities;
(2) none were a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months; and
(3) none participate in selling an offering of securities for any issuer more than once every 12 months other than as authorized by Rule 3a4-1 of the Securities Exchange Act.

     To subscribe to the units, subscribers are to deliver to the company (1) a completed and duly executed copy of the subscription agreement and (2) immediately available funds in the amount of $.50 per unit.
19

LEGAL PROCEEDINGS

     There are no material legal proceedings to which National Beauty is a party or to which any of National Beauty's properties are subject.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Identification of Directors and Executive Officers.

     The following table sets forth certain information concerning National Beauty's directors and executive officers:

Name                   Age     Service            Position with Company
----                   ---     -------            ---------------------

Edward A. Roth          44     1997 to present    Chairman, President & CEO,
                                                  Director
Alisha Roth             36     1997 to present    Secretary, Treasurer, Director
Barbara Patigalia       51     1997 to present    Director
Michael J. Bongiovanni  40     2000 to present    Chief Financial Officer,
                                                  Director


     All Directors serve for one-year terms, which expire at the annual shareholders meeting in 2002.

     All officers serve at the pleasure of the Board.

     There are no arrangements or understandings pursuant to which any of them were elected as officers.

     Edward A. Roth has been President and Director of National Beauty since 1997. Mr. Roth previously served as Vice-President and Director of Operations for Cleaning Express USA since its inception in November 1994. During this period, Mr. Roth developed and implemented all operations and developments creating a company that started with less than 50 customers, and today services over 8,000 customers in South Florida. Mr. Roth was President of Advanced Appearance, a chain of beauty salons, in Alabama and Florida from 1978 to 1988. Prior to this, Mr. Roth served as a management consultant working independently for 20 years. Mr. Roth has attended Auburn University majoring in business and marketing, and is also a veteran of the United States Air Force. Edward A. Roth is married to Alisha M. Roth, the company's Secretary, Treasurer and director.

     Alisha M. Roth has served as Secretary, Treasurer and Director of National Beauty since 1997. Mrs. Roth served previously as President of Cleaning Express USA, and during her tenure she was in charge of staffing and customer relations. Mrs. Roth has been with Cleaning Express USA since 1994, prior to that she was a resident of Trinidad, West Indies. Mrs. Roth has owned and operated her own business in the restaurant and pre-school development areas, and has eight years of management experience. Alisha M. Roth is married to Edward A. Roth.

     Barbara Patigalia is a language pathologist with the Head Start program in Maryland, and serves as President of the League of Women Voters in Potomac, Maryland. Ms. Patigalia had no business experience during the last five years, except other than through her role as a director of National Beauty.

     Michael J. Bongiovanni has been Chief Financial Officer of National Beauty since April 2000. Mr. Bongiovanni is responsible for SEC reporting compliance and financial analysis of new operations including Hairmax of Florida, Inc. f/k/a Beautyworks USA, Inc. Mr. Bongiovanni has served numerous publicly traded companies in financial consulting and business management since 1980. Mr. Bongiovanni received his Masters of Accounting degree at Florida Atlantic University.

     There have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions material to the evaluation of the ability and integrity of any director or executive officer during the past five years. 20

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires National Beauty's directors and officers and persons who own more than ten percent of National Beauty 's equity securities to file reports of ownership and changes in ownership with the SEC. Directors, officers and greater than ten percent shareholders are required by SEC regulation to furnish National Beauty with copies of all Section 16(a) reports filed.

     Based solely on information it received from persons required to file, National Beauty believes that all filing requirements applicable to its officers, directors and greater than ten percent shareholders were complied with.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table, based upon figures obtained from National Beauty's transfer agent, sets forth certain information as of November 5, 2002 relating to the beneficial ownership of National Beauty common stock by (i) all persons known by National Beauty to beneficially own more than 5% of the outstanding shares of its stock, (ii) each officer and director of National Beauty and (iii) all officers and directors of National Beauty as a group. The table includes all shares underlying options or warrants that are currently exercisable or that will become exercisable within sixty days. As of November 5, 2002, National Beauty had 4,871,062 shares of its common stock issued or issuable and outstanding.




                             Amount and
                             Nature of                    Percent of
                             Name and Address of          Beneficial Shares   Outstanding
Title of Class. . . . . . .  Beneficial Owner             Owned*              Ownership
===========================  ===========================  ==================  =========================
                             Edward A. Roth and
                             Alisha Roth (1)
                             4810 W. Commercial
Common Stock, . . . . . . .  Blvd.
..001 Par Value . . . . . .   Ft. Lauderdale, FL 33319             3,216,440                         66%
---------------------------  ---------------------------  ------------------  -------------------------

                             Knight Securities, L.P.
                             525 Washington Blvd.,
Common Stock, . . . . . . .  23rd Floor
..001 Par Value . . . . . .   Jersey City, NJ 07310                  549,185                       11.3%

---------------------------  ---------------------------  ------------------  -------------------------
                             Michael J. Bongiovanni
                             4810 W. Commercial
Common Stock, . . . . . . .  Blvd.
..001 Par Value . . . . . .   Ft. Lauderdale, FL 33319                25,000                         -1%
---------------------------  ---------------------------  ------------------  -------------------------
                             Barbara Patagalia
                             4810 W. Commercial
Common Stock, . . . . . . .  Blvd.
..001 Par Value . . . . . .   Ft. Lauderdale, FL 33319                 2,065                         -1%
---------------------------  ---------------------------  ------------------  -------------------------

Common Stock, . . . . . . .  All Officers and Directors
..001 Par Value . . . . . .   as a Group                           3,243,505                       66.6%

---------------------------  ---------------------------  ------------------  -------------------------
                             Edward A. Roth and
                             Alisha Roth (3)
Preferred Stock,. . . . . .  4810 W. Commercial
..001 Par Value . . . . . .   Blvd.
(2)                          Ft. Lauderdale, FL 33319               750,000                        100%
---------------------------  ---------------------------  ------------------  -------------------------



*All shareholders listed have direct beneficial ownership over their shares.

(1) Edward and Alisha Roth own the common shares as joint tenants.
(2) Each share of preferred stock is convertible into ten shares of common stock.
(3) Edward and Alisha Roth own the preferred shares as joint tenants.


Changes in Control

     Edward and Alisha Roth currently own 66% of National Beauty's outstanding common stock. If all 4,000,000 units in this offering are sold, the resulting issuance of common stock will cause the Roth's ownership to fall below 50%, unless they purchase some of the units being offered and/or convert their preferred shares into common shares. Also, the subsequent exercise of the warrants could dilute their ownership. As such, these events could result in one or more changes in control in National Beauty.

DESCRIPTION OF SECURITIES

     The following summary is a description of material provisions of National Beauty's Articles of Incorporation and Bylaws.

COMMON STOCK

     Pursuant to National Beauty's Articles of Incorporation, the board of Directors has authority to issue up to 100,000,000 shares of common stock, par value $0.001 per share. As of November 5, 2002, there were 4,871,062 shares issued and outstanding, one vote for each share held on all matters. Cumulative voting in elections of directors and all other matters brought before stockholders' meetings, whether they are annual or special, is not provided for under National Beauty's Articles of Incorporation or Bylaws. National Beauty has not paid cash dividends on its common stock and does not intend to do so in the foreseeable future. National Beauty intends to retain earnings, if any, to provide funds for its operations. Future dividend policy will be determined by the Board of Directors based upon conditions then existing including National Beauty's earnings and financial condition, capital requirements and other relevant factors.

PREFERRED STOCK

     Pursuant to National Beauty's Articles of Incorporation, the Board of Directors has the authority, without further action by the stockholders, to issue up to 50,000,000 shares of preferred stock in one or more series. Further, the Board of Directors may fix the designations, preferences, rights and the qualifications, limitations of restrictions on these shares, including:

-     dividend rights,
-     conversion rights,
-     voting rights,
-     terms of redemption, and
-     liquidation preferences.

Any or all of these rights may be greater than the rights of the common stock. The Board of Directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of National Beauty or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock, and may adversely affect the voting and other rights of the holders of common stock.

     National Beauty's Board of Directors has designated 40,000,000 shares of convertible preferred stock as Series A Voting Convertible Preferred Stock of which 750,000 shares are issued and outstanding. The Series A is senior to the common stock and all other shares of preferred stock that may be later authorized. The holders of the Series A shall be entitled to receive common stock dividends or other distributions when, as, and if declared by the directors of the company, with the holders of the common stock on an as converted basis.

Each share of the Series A is convertible into common stock at the option of the holder, at any time after the issuance of the shares, on an one for ten basis. In the event of liquidation, dissolution or winding up of National Beauty, the holders of the Series A shall be entitled to receive, prior to the holders of common stock or other series of preferred stock, $1.00 per share, plus all declared but unpaid dividends. The Series A is entitled to vote, on an as converted basis, on any matter submitted to the common stock holders including the election of the board of directors.


On August 29, 2002, National Beauty's Board of Directors designated 1,000 shares of preferred stock as Series B 2% Convertible Preferred Stock, of which no shares are currently issued and outstanding. The stated value of the preferred stock is $1,000.00. The holders of the Series B are entitled to receive dividends in cash or common stock at a rate of 2% per annum of the stated value of the Series B. The Series B is convertible into common stock at any time during a five-year period following the issuance date at a rate determined by dividing the stated value of the shares by the conversion price. The conversion price for each share of Series B shall be the lesser of $.40 or 125% of the average of the closing bid prices per share of the common stock during the five days immediately preceding closing.

The Series B ranks senior to the common stock and to all other shares of preferred stock that may be later authorized. The Series B does not have a right to vote with the holders of the company's common stock.

WARRANTS

     National Beauty plans to issue one warrant for each share of common stock purchased, exercisable for one share of common stock. Each warrant will have an exercise price of $.25 per share and will expire within three years of issuance. Each series of warrants will be evidenced by certificates issued under a separate warrant agreement. The warrant agreement will be entered into between National Beauty and the warrant agent.

     The exercise price and number of shares of National Beauty common stock or other securities issuable on exercise of the warrants are subject to adjustment to protect against dilution if National Beauty:

-     issues a stock dividend, or
-     undertakes:
-     a stock split,
-     recapitalization,
-     reorganization,
-     merger,
-     consolidation, or
-     other similar event.

     Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

- the right to receive dividends, if any, or payments upon the liquidation, dissolution or winding up of National Beauty, or
-     to exercise voting rights, if any.

TRANSFER AGENT

     Florida Atlantic Stock Transfer, Inc. located in Tamarac, Florida serves as the transfer agent for National Beauty.

EXPERTS

     Perrella & Associates, P.A., independent auditors, have audited National Beauty's financial statements included in its Annual Report on Form 10-KSB for the year ended December 31, 2001.

     Weed & Co. LLP, legal counsel to National Beauty, has expressed an opinion concerning the validity of the securities being registered. Richard O. Weed of Weed & Co. LLP owns 250,000 shares of restricted National Beauty common stock and options to purchase 34,000 shares of National Beauty's common stock at an exercise of $0.48 per share. These stock options expire on December 31, 2005.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by National Beauty of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, National Beauty will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ORGANIZATION WITHIN LAST FIVE YEARS

     See "Certain Relationships and Related Transactions."

DESCRIPTION OF BUSINESS

CORPORATE ORGANIZATION

     National Beauty Corp., a Nevada corporation, was originally incorporated in 1987 as Tri-Capital Corporation. In 1988, the company changed its name to Advanced Appearance of America, which operated beauty salons until 1990. At that time, National Beauty discontinued its operations and went inactive until early 1998. In March of 1998, National Beauty changed its name to ATR Industries, Inc. On June 1, 1998, National Beauty acquired ATR Industries, Inc. of Florida, formerly known as Cleaning Express USA and Cleaning Express of South Palm Beach, Inc., a private Florida corporation, for 3,000,000 restricted shares of common stock. In September 1999, ATR Industries, Inc. changed its name to Beautymerchant.com and in March 2001, the company changed its name to National Beauty Corp.

     National Beauty has operated primarily through its wholly owned subsidiaries, Cleaning Express USA, Hairmax of Florida, Inc., f/k/a Beauty Works USA, Inc., and Beautymerchant.com, Inc. Since 1998, National Beauty has concentrated its operations primarily on the home cleaning services industry. In January 2000, National Beauty began a new division of operations related to the preparation, development and marketing of cosmetics and beauty products via an e-commerce Internet site. These operations were conducted through National Beauty's wholly owned subsidiary, Beautymerchant.com, Inc. In 2001, after a developmental period, National Beauty ceased any further investment into Beautymerchant.com Inc. because it had encountered numerous distribution and inventory problems. Shortly thereafter, Beautymerchant.com, Inc. ceased all operations. Presently, through its Hairmax of Florida, Inc. subsidiary, National Beauty intends to operate a chain of haircutting stores, located inside or next to major retailers.

Recently, on October 24, 2002, National Beauty Corp. closed under an Agreement and Plan of Merger with Zzyzx Zzazx Zzozx, Inc., a Wyoming corporation ("ZZZI"), whereby National Beauty acquired ZZZI in exchange for 1,000 shares of its common stock and 750 shares of Series B 2% Convertible Preferred Stock. In accordance with the terms of the merger, National Beauty will exchange all issued and outstanding shares of common stock of ZZZI with company common stock on a one for one basis, all issued and outstanding shares of ZZI preferred stock on a one for one basis, and exchange a ZZZI warrant to purchase 3,000,000 shares of common stock with a warrant to purchase 3,000,000 shares of National Beauty common stock. In connection with these exchanges, the company placed in escrow 30,000,000 shares of common stock and 750 shares of Series B Preferred Stock to cover the exchanges and conversion of the preferred shares. The company has not issued any shares out of this escrow and therefore, does not consider these shares to be outstanding.

DESCRIPTION OF BUSINESS

CLEANING EXPRESS USA

     Cleaning Express USA's operations primarily involve home cleaning services. Through its emphasis on budget pricing, Cleaning Express USA has developed a market in the home cleaning industry. Cleaning Express USA currently operates one office and dispatches 40-50 workers in teams of two workers on a daily basis. The present geographic area in which the Cleaning Express USA operates includes the Broward and South Palm Beach County areas of South Florida.

     Marketing for the home cleaning services is accomplished through print ads, television and radio commercials. Additionally, Cleaning Express USA utilizes a referral program that rewards customers with future discounts for referring a client.

     The home cleaning industry is highly competitive with respect to price, service, quality and location. There are numerous, well-established, larger competitors in the home cleaning industry possessing substantially greater financial, marketing, personnel and other resources than National Beauty. National Beauty may not be able to respond to various competitive factors affecting the business. National Beauty plans to gain a competitive advantage over its competitors in the home cleaning industry by offering quality service at a low price. National Beauty plans to further expand Cleaning Express USA's operations in South Florida by continuing its current marketing strategy.

     The primary market for Cleaning Express USA is individual households. No single customer makes up more than ten percent of the total revenues of Cleaning Express USA. National Beauty does not expect that this will change in the future.

     Cleaning Express USA has three full time employees and 40-50 workers that are each independently contracted with the company to service and provide home cleaning services to existing and new customers.

BEAUTYMERCHANT.COM, INC.

     During January 2000, National Beauty, through its wholly owned subsidiary Beautymerchant.com, Inc., a Florida corporation, developed a retail cosmetic and beauty product e-commerce Internet site. Beautymerchant.com was developed under the guidance of the CEO, Mr. Ed Roth. Beautymerchant.com sold and distributed popular cosmetic, fragrances and beauty products.

     In 2001, the company ceased any further investment into Beautymerchant.com Inc. since it encountered numerous distribution and inventory problems. Shortly thereafter, Beautymerchant.com Inc. ceased all operations.


BEAUTYWORKSUSA.COM AND TOYWORKSUSA.COM

     Previously, the company was involved in the development of two websites, BeautyworksUSA.com and ToyworksUSA.com. The Toyworks USA website established a new shopping destination for toys, for children of all ages. The Beautyworks USA site offered health and beauty products. Both of these Internet sites were co-developed with a strategic partner that maintained the online stores and handled all inventory and distribution, while the company handled all advertising and marketing. The company ceased any involvement in these operations in the first quarter of 2002 and decided to focus on its Cleaning USA and Hairmax operations.


HAIRMAX OF FLORIDA, INC. F/K/A BEAUTYWORKS U.S.A., INC.

     Hairmax of Florida, Inc. is designed to tap into the beauty industry through its offering of personal care salons. Hairmax will aim to be both a retailer and provider of such needed consumer services and provide a one-stop resource for professional services on hair, with emphasis on haircutting and
related haircolor services, under the name HAIRMAX.   Through this subsidiary,
National Beauty intends to roll out in stages a chain of 150 haircutting stores,

located inside or next to major discount retailers. These stores will offer discount haircutting and styling services as well as tropical hair products. Phase one of the roll out includes opening 30 stores in Florida. National Beauty has already opened one store in Boca Raton, Florida and has signed a lease on a second store located in Coral Springs, Florida next to value retailer Big Lots, which operates over 2,000 stores across North America. After some minor construction delays, the second store is expected to open within the next ninety days.

     Although National Beauty previously announced that it would open stores in the North Carolina area within the next four to six months, due to stalled negotiations with a major retailer, it plans to focus on opening stores in Las Vegas, Nevada. National Beauty plans to open ten stores in Las Vegas, Nevada area over the next two years, beginning with two stores in early spring 2003.

     Last year, the company acquired the fixed assets only of the Boca Raton, Florida beauty salon. The company financed the acquisition with a short-term note with the unrelated seller in the amount of $15,000 at 8% interest per annum. This note was paid in full last year. The company also assumed the lease from the seller.

     National Beauty intends to follow a cluster expansion plan by opening several stores in a geographic area and then conducting a localized marketing campaign with heavy discounts. Further plans include development of multiple store locations in South Palm Beach, Dade County and Broward County, Florida, as soon as appropriate locations are selected. National Beauty has retained the services of Neal Realty and Development of Fort Lauderdale, Florida to search for shopping center locations in Florida, as well as Lucchesi and Associates of Las Vegas, Nevada to represent, find and negotiate suitable locations for Hairmax in Southern Nevada.


     The principal suppliers to the company are wholesale distributors who do not sell retail. The beauty services industry is highly competitive with respect to price, service, and location. As a result, the potential for failure in this industry is significant. There are numerous, well-established, larger competitors in the beauty services industry with considerable expertise, possessing substantially greater financial, marketing, personnel and other resources than National Beauty. Currently, Regis Corp. (NASDAQ:RGIS) has over 8,000 salon stores and is the only well-known publicly traded company.
26

YOURSALONAPPT.COM

     Plans have been formulated to develop and market www.yoursalonappt.com, a consumer to business application service provider. In the opinion of management, this developmental information and interactive consumer to business portal, when fully developed will assist thousands of hair, nail, and spa customers by providing appointment services that have traditionally been made by telephone during normal business hours. This application service provider will allow customers access to appointment setters, 7 days a week, 24 hours a day, regardless of normal business hours. In addition, consumers will have access to information that will provide them with a registry and directory of national salons and beauty spas. Initial development is expected to begin in the second quarter of 2003, with projected completion later in the year. Risks and uncertainties include, but are not limited to, consumer spending habits, availability of funds for project completion, and general acceptance of new technology functions in the beauty service industry. The primary market will be the United States, but could be extended worldwide.

BUSINESS STRATEGY

     National Beauty's objective is to become a leading provider of beauty services. Through its subsidiaries, National Beauty will attempt to:

- Build its customer base by serving as a one-stop provider for discounted haircutting and styling, along with hair coloring services;
- Enhancing its brand name reputation by offering convenient, competitive pricing and participation in special promotions; and
- Expanding its business concept by continuing to develop "HAIRMAX" a newly developed concept, conceived after 12 months of research and development in the hair services industry, focused on quality haircutting and coloring services, and offering them in a convenient high traffic location, such as a large retailer, at below market prices, using a strategy of aggressive marketing.

     National Beauty plans help enhance and brand its operations by:

-     Billboard, radio, television and newspaper advertising;
-     Offering free samples of hair products;
-     Attempting to open 25 new stores in early 2003.
- Seeking to enter into marketing relationships with national advertising agencies to establish concept branding strategies;
- Attempting to market its concepts, "Max service" and "Max value", on a national basis.
- Establish strategic relationships with large retailers and expand the "store in store" concept.

     Hairmax of Florida, Inc. is presently the operations holding company for salon operations in Florida.


     Hairmax of Florida, Inc. presently employs nine full time employees, and National Beauty plans to add at least 24 new employees during the next twelve
months to supervise and administer its retail operations.   The three corporate
office employees presently on staff will manage new employees.


     National Beauty has filed a trademark application on the HAIRMAX name and logo.
27

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Introduction

     National Beauty Corp., formerly known as Beautymerchant.com, Inc., was incorporated in Nevada in 1987. The company has primarily operated through its wholly owned subsidiaries, Cleaning Express USA, Hairmax of Florida, Inc. f/k/a Beauty Works USA, Inc. and Beauty Merchant, Inc. Cleaning Express USA is a full service cleaning company offering daily residential cleaning services, carpet cleaning and other related services in the South Florida area. During April 2000, the company began operations as an e-commerce distributor of beauty products under its Beauty Merchant, Inc. subsidiary and ceased these operations in 2001. National Beauty currently offers beauty services and products though its retail beauty salon in the South Florida area through its Hairmax of Florida, Inc. subsidiary. National Beauty intends to operate a chain of haircutting stores, located inside or next to major retailers, through Hairmax.


Results  of  Operations

The Three and Nine Months Ended September 30, 2002 compared to the Three and Nine Months Ended September 30, 2001


Net  Income/Losses

     The company had a net losses of $67,584 and $343,309, or $.01 and $.09 per common share, for the three months and nine months ended September 30, 2002, respectively, versus net losses of $22,083 and $118,995, or $.07 and $.76 for the same periods ended September 30, 2001. The change in net loss was primarily due to an increase in common shares issued for professional services rendered and salaries for officers which were paid through the issuances of common stock.

Sales

     Revenues decreased $14,490 or 11% to $120,546 for the three months ended September 30, 2002 as compared with $135,036 for the three months ended September 30, 2001. However, revenues have increased $79,501, or 24%, to $404,852 for the nine months ended September 30, 2002 as compared with $325,351 for the nine months ended September 30, 2001. The decrease in revenues for the quarter was primarily due a decline in cleaning division sales compared to the comparable period in 2001, however, National Beauty's revenues for the first nine months of the year have increased due to National Beauty's new Hairmax salon. Average selling prices and gross margins remained fairly constant. To distinguish the cleaning services segment from beauty supply, the company generated sales of $76,662 and $43,884 during the three months ended September 30, 2002 from those segments, respectively. Cost of sales and related gross profit were generally the same as the year ended December 31, 2001. The CEO reviewing the general ledger and check registers on a timely basis measures segment performance. Product sales are immaterial to beauty salon sales, taken as a whole. The company estimates that no more than 5% of above mentioned beauty sales is product related.



Expenses

     Selling, general, and administrative expenses for the three and nine months ended September 30, 2002 were $127,630 and $550,775 as compared with $79,405 and $183,755 for the same period in 2001, an increase of $48,225 and $367,020, respectively. In comparison with the three-month period ended September 30, 2001, consulting and payroll increased by $44,980 due to professional services and salaries for officers in the third quarter of 2002. There were 346,000 shares issued to consultants and an officer in the third quarter of 2002. The shares were priced and recorded at 13 cents per share representing the closing stock price on the dates of issuances.

     The unrealized loss on securities in the prior period of 2001 is a result of a write down in the fair value of the securities during the respective periods. As to trading losses, marketable securities include the company's investment in equity securities recorded at fair market value. The marketable securities were classified as trading securities with holding gains and losses recognized in current period operations. Since the stock is restricted, there are no controls to limit the losses in those securities. Ed Roth, CEO, keeps the certificates in safe keeping under lock and key as an internal control over safeguarding of the corporate asset. Management's intent is to add value to shareholders by trying to sell the securities at the most desirable amount without affecting the stock price in an illiquid stock position. These stocks do not trade much and are highly illiquid.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

Sales

          Sales for the year ended December 31, 2001 increased to $431,810 from $340,413 for the year ended December 31, 2000, an increase of 27%. The increase in revenues was primarily attributable to an increase in the revenues from Beautyworks U.S.A., Inc., the Boca Raton beauty salon subsidiary, somewhat offset by revenues earned by the Cleaning Express USA subsidiary.

          Net sales from the home cleaning segment have accounted for approximately 64% of total net sales in 2001 and 90% of the net sales in 2000. National Beauty plans to accelerate growth of beauty salon sales in 2002 by increasing expenditures on marketing and growing public awareness of services.

          The cleaning services and beauty salon segments generated $281,124 and $150,686, respectively, for the years ended December 31, 2001 and December 31, 2000, respectively. The CEO reviewing the general ledger and check registers on a timely basis measures segment performance. The residential cleaning and beauty salon segments generated 34.8% and 35.1% and 38.1% and 0% profit margins, respectively, for the years ended December 31, 2001 and December 31, 2000. Product sales are immaterial to beauty salon sales, taken as a whole. The company estimates that no more than 5% of above mentioned beauty sales is product related.
29

     The percentage of revenues generated from the BeautyWorks segment in 2001 and 2000 was 35% and 0%, respectively. The reason for the increase in the BeautyWorks segment for 2001 is that the store was operational for a longer time in 2001 due to the acquisition the assets of the Boca Raton salon occurring in 2001. The decrease in the home cleaning segment in 2001 was due to the time devoted to the salon in 2001 which detracted from the focus on home cleaning sales.

Income  /  Losses

          Net losses for the year ended December 31, 2001 decreased to $257,044 from $794,306 for the year ended December 31, 2000, a decrease of 68%. The substantial decrease in losses was attributable primarily to a decrease in non-cash expenses relating to payroll expenses and consulting services, which were $387,346 and $96,097 for 2000, respectively, compared to $42,519 in payroll expenses for 2001. The $9,156 loss from discontinued operations for the year ended December 31, 2001 was from the termination of the Internet operations of the BeautyMerchant, Inc. subsidiary.

          The unrealized loss on trading securities was a major part of the overall net loss of the company due to the significant decline in values thereof. The marketable securities on hand at end of year were comprised of illiquid OTC companies that have little operating history. Management does not plan to continue to trade in these type of securities in the future. The potential impact forward is a write down and related loss of $1,743, or the fair value at year end. National Beauty expects to continue to incur losses at least through fiscal 2002 and may not be able to achieve or maintain profitability or sustain its revenue growth in the future.

Expenses

          Selling, general and administrative expenses for the year ended December 31, 2001 decreased to $336,240 from $816,126 for the year ended December 31, 2000, a decrease of 59%. The decrease in selling, general and administrative expenses was the result of significant decreases in payroll expenses and consulting fees that were $387,346 and $96,097, respectively. Decreases in payroll and consulting fees in 2001 is attributable to fewer stock issuances to management and consultants which required less of an accounting charge in 2001. Depreciation and amortization expenses for the years ended December 31, 2001 and December 31, 2000 were $3,017 and $3,800, respectively. The decrease was due to differences in accelerated depreciation percentages between the year 2001 and the year 2000.

     National Beauty has attempted to reduce rent expenses by closing one of the two cleaning offices in 2001 and consolidating operations in the other Fort Lauderdale office. This reduces overhead expenses by a projected 10% for the coming year. In addition, the company has taken steps to change daily operations of Cleaning Express USA, projecting a savings of 5-10% over the new year. Specifically, National Beauty is anticipating a lower labor cost associated with its cleaning services and nominal web site maintenance leading into 2002.

          National Beauty expects increases in overall expenses through 2002 as it moves toward increasing development and marketing of its Hairmax of Florida subsidiary, developing the HAIRMAX concept, and development of beauty salons.

Cost  of  Sales

          The cost of sales for the year ended December 31, 2001 was a loss of $275,974 compared to a loss of $221,268 for the year ended December 31, 2000. The increase in the cost of sales was primarily attributable to an increase in cleaning and beauty salon sales. Cost of sales as a percentage of sales for December 31, 2001 and 2000 was 65% and 69%, respectively.

          The largest factor in the variation from year to year in the cost of sales as a percentage of net sales was the cost of labor.

Impact  of  Inflation

          National Beauty believes that inflation has had a negligible effect on operations over the past two years. National Beauty believes that it can offset inflationary increases in the cost of labor by increasing sales and improving operating efficiencies.

Trends,  Events,  and  Uncertainties

     Demand for National Beauty's home cleaning services and beauty salon services will be dependent on, among other things, market acceptance of National Beauty's concept and general economic conditions, which are cyclical in nature. Inasmuch as a major portion of National Beauty's activities is the receipt of revenues from the sales of its products, National Beauty's business operations may be adversely affected by National Beauty's competitors and prolonged recessionary periods.

Liquidity and Capital Resources


Nine Months Ended September 30, 2002 Compared to the Nine Months Ended September 30, 2001

     On September 30, 2002, National Beauty had cash in the amount of $6,983 and working capital of $8,162. This compares with cash in the amount of $11,001 and working capital of $89,140 at December 31, 2001. The decrease in working capital was due to a decrease in cash and expiration of prepaid consulting fees. The company has a $25,000 shareholder loan payable to an officer, which was repaid subsequent to September 30, 2002. The loan was made to the company to purchase assets and inventory for its new Hairmax salon.

     Net cash used in operating activities was $8,022 for the nine months ended September 30, 2002 as compared with net cash used in operating activities of $23,226 for the same period ended September 30, 2001. The decrease in cash used was primarily attributable to an increase in net loss for the 2002 period.

     Net cash used in investing activities was $18,683 for the nine months ended September 30, 2002 as compared with net cash used in investing activities of $4,395 for the period ended September 30, 2001. The use of cash for the period ended September 30, 2002 and 2001 was for salon equipment expenditures in both periods.

     Net cash provided by financing activities totaled $22,687 for the nine months ended September 30, 2002 as compared with net cash used in financing activities of $7,807 for the nine months ended September 30, 2001. The increase in net cash provided by financing activities was primarily due to the proceeds of the aforementioned shareholder loan during the third quarter of 2002.

     Subsequent to the quarter ended September 30, 2002, 30,000,000 common shares and 750 shares of Series B 2% Preferred Stock were placed in escrow for the merger with Zzyzx Zzazx Zzozx, Inc. The shares will be issued in exchange for common stock, preferred stock and a warrant held by the Zzyzx shareholders. The company has not issued any shares out of this escrow account and therefore, does not consider the shares to be outstanding.

Years  Ended  December  31,  2001  and  December  31,  2000

          Cash flows used in operations were a negative $43,038 for the year ended December 31, 2001, and a negative $293,498 for the year ended December 31, 2000. Negative cash flows from operating activities for the years ended December 31, 2001 and 2000 are primarily attributable to losses from operations, partially offset by the common stock issued for services in both years and an unrealized loss on trading securities in 2001.

          Cash flows from investing activities were $3,497 for the year ended December 31, 2001 and a negative $1,565 for the same period in 2000. The negative cash flows were primarily attributable to new equipment purchases during 2001 and 2000.

          Cash flows used in financing activities were a negative $15,649 for the year ended December 31, 2001 and cash flows generated from financing activities were $239,826 for the year ended December 31, 2000. The negative cash flows in 2001 pertained to repayments on a note payable and capitalized lease obligation. The positive cash flows in 2000 were primarily due to the private placement of common stock sold during 2000 less the effects of repayments on a capitalized lease obligation.

          National Beauty has funded its cash needs from inception through December 31, 2001 with a series of equity transactions totaling $555,889, including private placements. During the year ended December 31, 2000, National Beauty collected aggregate proceeds from unrelated investors of $240,326 under a limited Regulation D private placement.

          During October 2000, National Beauty signed an agreement with Standart Capital, S.A., Inc. of West Palm Beach, Florida, an investment-banking firm, to assist in a private placement stock offering for National Beauty. Under the terms of the agreement, Standart Capital, S.A. agreed to use its best efforts to locate funding for National Beauty between $500,000 and $3 million within the next 24 months. No funds were raised for National Beauty and ultimately, the company terminated this agreement.

     Web site development costs paid to the web designer for development, marketing and advertisements for Beautymerchant.com were approximately $27,000 during the year 2000. In 2001, because of numerous distribution and inventory problems, after a developmental period, National Beauty ceased any further investment into Beautymerchant.com Inc.

          On a long-term basis, liquidity is dependent on continuation and expansion of operations, receipt of revenues, additional infusions of capital and debt financing. National Beauty is considering launching a wide scale marketing and advertising campaign. The current capital and revenues are not sufficient to fund such a campaign. If National Beauty chooses to launch such a campaign, it will require substantially more capital. If necessary, National Beauty plans to raise this capital through an additional follow-on stock offering. The funds raised from this offering will be used primarily to develop beauty salons. However, National Beauty may not be able to obtain additional equity or debt financing in the future, if at all. If National Beauty is unable to raise additional capital, the growth potential will be adversely affected.

Additionally, National Beauty will have to significantly modify its plans. The company does not have any credit facilities available or commitments from third parties, officers or directors to provide the company loans or advances.

          Financing activities for the years ended December 31, 2001 and 2000 consisted of principal repayments under the company's capitalized lease obligation on its office equipment. Principal repayments under the capitalized lease obligation for the years ended December 31, 2001 and 2000 were $2,313 and $2,500, respectively. Principal repayments of the note payable balance were made in the amount of $15,000 in 2001. This debt was paid in full on August 31, 2002.


Commitments

     National Beauty is committed to two employment agreements through April 1, 2007. Pursuant to the agreements, Edward and Alisha Roth, two of the company's officers and majority shareholders shall receive total combined annual salaries of $325,000 and a combined 300,000 preferred shares per annum.



Critical Accounting Policies

     The company abided by FR-60. In that, management and the auditor have communicated properly and proper disclosures were made in the financial statements. Management has also ensured that disclosure in the M,D&A is balanced and fully responsive. The company's audit committee properly reviewed the selection, application and disclosure of critical accounting policies in accordance with GAAP. All parties made proper consultations of the company's SEC concurring reviewer regarding the application of GAAP principles.


DESCRIPTION OF PROPERTY

     National Beauty leases its executive offices at 4810 West Commercial Blvd., Tamarac, Florida 33319, an 1,000 square foot administrative office space. The lease expires on June 30, 2005, with an option to renew until June 30, 2007. Payments on the lease are as follows:

     From  7/1/02  to  6/30/03     ($1,100.00  per  month)
     From  7/1/03  to  6/30/04     ($1,200.00per  month)
     From  7/1/04  to  6/30/05     ($1,300.00  per  month)
     From  7/1/05  to  6/30/06     ($1,400.00  per  month)
     From  7/1/06  to  6/30/07     ($1,500.00  per  month)


     Cleaning Express USA, Inc. and Hairmax of Florida, Inc. share the corporate office with National Beauty.


     National Beauty also leases its beauty salon facility of 1,200 square feet at the Del Mar Shopping Village, located at Powerline Road at Palmetto Park Road, Boca Raton, Florida, for $3,100 per month. This lease expires September 30, 2005.


     On August 2, 2002, National Beauty entered into a lease for its Coral Springs, Florida beauty salon. The salon is approximately 900 feet and is located at 2031 N. University Drive, Coral Springs, Florida. The lease obligation is $2,226.00 per month or $26,712.00 annually. The lease expires November 30, 2007, with an option to renew for an additional two years.



     Management of National Beauty considers these facilities to be adequate for its requirements for the immediate future.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     1,000,000 preferred shares were issued to Edward and Alisha Roth in February 1999 in exchange for an $8,000 shareholder promissory note receivable. Accordingly, these shares were issued at $.008 per share. Mr. and Ms. Roth converted 50,000 preferred shares into 500,000 common shares and 200,000 preferred shares into 2,000,000 common shares in 2001 and 2002, respectively. Mr. Roth and Ms. Roth, officers and directors of the company, own 66% of the outstanding common stock of National Beauty.


MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

(a) The principal market in which National Beauty's common stock is traded is the Over-the-Counter Bulletin Board. The table below presents the high and low bid price for the Company's common stock each quarter during the past two years and reflects inter-dealer prices, without retail markup, markdown, or commission, and may not represent actual transactions. National Beauty obtained the following information from Lexis.com, an online source that publishes historical price information.

      Bid *
      -----
Quarter  Ended     Low        High
                   ---        ----

03/31/00           $ .94       $1.81
06/30/00             .38        1.43
09/30/00             .21         .43
12/31/00             .07         .41
03/31/01             .07         .47
06/30/01             .05         .24
09/30/01             .04        6.55
12/31/01             .36        1.60
03/31/02             .25         .70
06/30/02             .13         .29
09/30/02             .10         .16

* Adjusted to reflect the 200:1 reverse stock split that occurred in the quarter ended September 30, 2001

(b) Holders. The approximate number of holders of record of National Beauty's common stock as of November 5, 2002 was 37.

(c) National Beauty has not paid dividends from inception to date and does not currently intend to do so.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth in summary form the compensation received during each of the National Beauty's last three completed fiscal years by the Chief Executive Officer and President of National Beauty. No executive officer of National Beauty, including the Chief Executive Officer and President, received total salary and bonus exceeding $100,000 during any of the last three fiscal years.



               Restricted Stock
               Other              Awards/Stock    LTIP      Restricted
Name and. . .  Fiscal             Annual          Compen-   Underlying  Pay-              Stock
Position. . .  Year               Salary          Bonuses   sation      Options/SARs      Outs   Bonuses
-------------  -----------------  --------------  --------  ----------  ----------------  -----  -------
                             (1)             (2)   (3) (5)

                           2001   $      65,000       -0-          -0-                -0    -0-      -0-

Edward A. . .              2000   $     233,121       -0-          -0-               -0-    -0-      -0-
Roth, CEO and
President . .              1999   $      43,215       -0-          -0-  1,250 shares(4)-    -0-      -0-
-------------  -----------------  --------------  --------  ----------  ----------------  -----  -------
                           2001   $      15,000       -0-          -0-     25,000 shares    -0-      -0-
                                                                           (4)-
Michael J.. .              2000   $      46,800       -0-          -0-               -0-    -0-      -0-
Bongiovanni,
CFO . . . . .              1999   $         -0-       -0-          -0-               -0-    -0-      -0-
-------------  -----------------  --------------  --------  ----------  ----------------  -----  -------
                           2001   $         -0-       -0-          -0-                0-    -0-      -0-

Alisha Roth,.              2000   $      60,000       -0-          -0-               -0-    -0-      -0-
Secretary,
Treasurer . .              1999   $         -0-       -0-          -0-    300 shares(4)-    -0-      -0-
-------------  -----------------  --------------  --------  ----------  ----------------  -----  -------



(1)     The dollar value of base salary, cash and non-cash, received.

(2)     The dollar value of bonus, cash and non-cash, received.

(3) During the periods covered by the summary compensation table, National Beauty did not pay any other annual compensation not properly categorized as salary or bonus, including perquisites and other personal benefits, securities or property.


(4) Issuances of restricted stock for services rendered. These issuances were valued at the then average bid-ask price.


(5)     No other compensation
36

Compensation of Directors

     National Beauty pays its non-employee directors' 1,000 shares of the company's restricted common stock per year for Directors' meetings attended. It is anticipated that no more than twelve meetings will occur each year. Employee directors are not compensated for services rendered as directors of the company.



Employment Contracts and Termination of Employment and Change-In Control Arrangements

     In December 2001, the board approved an employment agreement with Michael Bongiovanni, the company's Chief Financial Officer, for a term extending from December 18, 2001 until April 5, 2003. Mr. Bongiovanni is to be compensated in the amount of $50,000 for services rendered during the term of this contract, payable in the company's common stock, registered on Form S-8.


     On April 1, 2002, the board approved a five year employment agreement with Edward Roth, President and CEO, whereby Mr. Roth would be compensated with an annual salary of $250,000 and 250,000 shares of preferred stock per annum.

     On April 1, 2002, the board approved a five year employment agreement with Alisha Roth, Vice President, whereby Ms. Roth would be compensated with an annual salary of $75,000 and 50,000 shares of preferred stock per annum.

2002  Non-Qualified  Stock  Compensation  Plan
----------------------------------------------

     The Board of Directors of National Beauty adopted the 2002 Non-Qualified Stock Compensation Plan in December 2001. Under the Stock Plan, 1,000,000 shares of National Beauty's common stock, subject to adjustments, are reserved for issuance upon the exercise of options or restricted stock grants. There are currently 600,000 shares issued under the plan. Options granted under the Stock Plan may be either (a) options intended to constitute incentive stock options under Section 422 of the Internal Revenue Code of 1986 or (b) nonqualified stock options. Incentive stock options may be granted under the Stock Plan to employees, including officers and directors who are employees, of the Company on the date of grant. Nonqualified options may be granted to (a) officers and directors of National Beauty on the date of the grant, without regard to whether they are employees, and (b) consultants, advisors, agents or independent representatives of National Beauty.

By its terms, the Stock Plan is to be administered by a committee appointed by the board of directors which shall consist of either the entire board of directors, or by a committee of three or more persons, who must be directors, all of whom must be disinterested persons and who serve at the discretion of the board of directors. Subject to the provisions of the Stock Plan, the committee has the authority to determine the persons to whom restricted stock or options will be granted, the exercise price, the term during which options may be exercised and other terms and conditions as it deems appropriate.

     Incentive stock options granted under the Stock Plan may not have an exercise price less than the fair market value of the common stock on the date of the grant, i.e. 110% of the fair market value in the case of employees holding ten percent or more of the voting stock of National Beauty. Options granted under the Stock Plan will expire not more than ten years from the date of the grant, five years in the case of incentive options of employees holding ten percent or more of the voting stock of National Beauty, subject to earlier termination under the Stock Plan. Optionees under the Stock Plan may exercise their options by paying cash, by using the cashless exercise procedure allowed under Federal Reserve Regulation T or by tendering shares of National Beauty's common stock that they already own.

FINANCIAL STATEMENTS




                                    --------
                    AUDITED CONSOLIDATED FINANCIAL STATEMENTS

                NATIONAL BEAUTY CORP. (FKA BEAUTYMERCHANT, INC.)
                                 & SUBSIDIARIES

                                DECEMBER 31, 2001
                                    --------







                                                     PERRELLA & ASSOCIATES, P.A.
                                                     ---------------------------
                                                    Certified Public Accountants

                                    CONTENTS

====================================================================

INDEPENDENT  AUDITORS'  REPORT                                1

CONSOLIDATED  BALANCE  SHEET                                2-3

CONSOLIDATED STATEMENTS OF OPERATIONS                         4

CONSOLIDATED  STATEMENTS  OF  CASH  FLOWS                   5-6

CONSOLIDATED  STATEMENT  OF  STOCKHOLDERS'  EQUITY            7

NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS             8-16

====================================================================

Perrella & Associates, P.A.
                                                           555 S. POWERLINE ROAD
                                                    POMPANO BEACH, FLORIDA 33069

(954) 979-5353 OFFICE
(954) 979-6695 FAX



                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------

To the Board of Directors and Stockholders:
NATIONAL BEAUTY CORP. (FKA Beautymerchant, Inc.)
4818 West Commercial Boulevard
Fort Lauderdale, Florida  33319

We have audited the accompanying consolidated balance sheet of National Beauty Corp. (FKA Beautymerchant, Inc., a Nevada corporation) and its wholly owned subsidiaries as of December 31, 2001 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 2001 and 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of National Beauty Corp. (a Nevada corporation) and its wholly-owned subsidiaries as of December 31, 2001, and the consolidated results of its operations and its cash flows for the years ended December 31, 2001 and 2000 in conformity with accounting principles generally accepted in the United States of America.

/s/ Perrella & Associates, P.A.
Perrella & Associates, P.A.

Pompano Beach, FL
March 15, 2002
40



                      NATIONAL BEAUTY CORP. & SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                           --------------------------
                                December 31, 2001




                                   ASSETS
                                  ---------
CURRENT ASSETS
--------------------------------
  Cash . . . . . . . . . . . . .  $ 11,001
  Accounts receivable. . . . . .       903
Marketable securities. . . . . .     1,743
Inventory. . . . . . . . . . . .     1,700
  Prepaid expenses . . . . . . .    90,000
                                  ---------
    TOTAL CURRENT ASSETS . . . .   105,347
                                  ---------
PROPERTY AND EQUIPMENT
--------------------------------
  Furniture. . . . . . . . . . .    21,616
  Leasehold improvements . . . .     3,500
  Equipment. . . . . . . . . . .    34,985
  Accumulated depreciation . . .   (35,361)
                                  ---------
      NET PROPERTY AND EQUIPMENT    24,740
                                  ---------

OTHER ASSETS
--------------------------------
  Deposits . . . . . . . . . . .     6,656
                                  ---------
    TOTAL OTHER ASSETS . . . . .     6,656
                                  ---------

      TOTAL ASSETS . . . . . . .  $136,743
                                 ==========














    The accompanying notes are an integral part of these consolidated financial statements.
41



                      NATIONAL BEAUTY CORP. & SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEET (CONTINUED)
                                December 31, 2001
                                =================


                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------



CURRENT LIABILITIES
------------------------------------------------
  Accounts payable and accrued expenses. . . . .  $     2,230
  Outstanding checks in excess of bank balance .       11,664
  Current portion of capitalized
  lease obligation. . . . . . . . . . . . . . . .       2,313
                                                  ------------
    TOTAL CURRENT LIABILITIES. . . . . . . . . .       16,207
                                                  ------------

COMMITMENTS - NOTES F and G
------------------------------------------------

STOCKHOLDERS' EQUITY
------------------------------------------------
  Convertible preferred stock ($.001 par value;
   50,000,000 shares authorized, 950,000
  shares issued and outstanding) . . . . . . . .          950
  Common stock ($.001 par value; 100,000,000
     shares authorized, 1,466,362 shares issued
     and outstanding). . . . . . . . . . . . . .        1,466
Additional paid-in-capital . . . . . . . . . . .    1,402,450
  Retained deficit . . . . . . . . . . . . . . .   (1,284,330)
                                                  ------------
TOTAL STOCKHOLDERS' EQUITY . . . . . . . . . . .      120,536
                                                  ------------
                                                     $136,743
                                                  ============













    The accompanying notes are an integral part of these consolidated financial statements.
42



                      NATIONAL BEAUTY CORP. & SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      -------------------------------------
                 For the Years Ended December 31, 2001 and 2000




                                                           2001        2000
 REVENUES:
----------------------------------------------------

  Sales. . . . . . . . . . . . . . . . . . . . . . .  $ 431,810   $ 340,413
  Cost of Sales. . . . . . . . . . . . . . . . . . .   (275,974)   (221,268)
                                                      ----------  ----------
  Gross profit . . . . . . . . . . . . . . . . . . .    155,836     119,145
                                                      ----------  ----------

EXPENSES:
----------------------------------------------------

  Selling, general and administrative. . . . . . . .    336,240     816,126
                                                      ----------  ----------

  Total expenses . . . . . . . . . . . . . . . . . .    336,240     816,126
                                                      ----------  ----------

  Loss from operations . . . . . . . . . . . . . . .   (180,404)   (696,981)
                                                      ----------  ----------

OTHER EXPENSES:
----------------------------------------------------

  Unrealized Loss on Trading Securities. . . . . . .    (66,257)        -0-
   Interest Expense. . . . . . . . . . . . . . . . .     (1,227)     (1,040)
                                                      ----------  ----------
  Total Other Expenses . . . . . . . . . . . . . . .    (67,484)     (1,040)
                                                      ----------  ----------

  Loss from continuing operations. . . . . . . . . .   (247,888)   (698,021)

  Net loss from discontinued operations. . . . . . .     (9,156)    (96,285)
                                                      ----------  ----------

    NET LOSS . . . . . . . . . . . . . . . . . . . .  $(257,044)  $(794,306)
                                                      ==========  ==========


Basic and fully diluted net loss per common share:
    Continuing operations. . . . . . . . . . . . . .  $    (.55)  $  (10.84)
    Discontinued operations. . . . . . . . . . . . .       (.02)      (1.50)
                                                      ----------  ----------
   Basic and fully diluted net loss per common share  $    (.57)  $  (12.34)
                                                      ==========  ==========

Weighted average common shares . . . . . . . . . . .    448,016      64,379
                                                      ==========  ==========




    The accompanying notes are an integral part of these consolidated financial statements.
43



                      NATIONAL BEAUTY CORP. & SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      -------------------------------------
                 For the Years Ended December 31, 2001 and 2000



                                                         2001        2000
                                                    ----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
--------------------------------------------------
  Net loss . . . . . . . . . . . . . . . . . . . .  $(257,044)  $(794,306)
  Adjustments to reconcile net loss
  to net cash used in operating activities:
  Depreciation . . . . . . . . . . . . . . . . . .      3,017       3,800
  Common stock issued in exchange for services . .    235,044     103,908
  Unrealized loss on trading securities. . . . . .     66,257         -0-
  (Increase) decrease in operating assets:
   Accounts receivable . . . . . . . . . . . . . .        781       3,700
     Inventory . . . . . . . . . . . . . . . . . .      1,863         979
   Prepaid expenses. . . . . . . . . . . . . . . .    (90,000)    393,121
   Deposits. . . . . . . . . . . . . . . . . . . .     (2,956)        -0-
  (Decrease) in operating liabilities:

   Accounts payable & accrued expenses . . . . . .        -0-      (4,700)
                                                    ----------  ----------

    NET CASH USED IN
    OPERATING ACTIVITIES . . . . . . . . . . . . .    (43,038)   (293,498)
                                                    ----------  ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
--------------------------------------------------
Purchases of property and equipment. . . . . . . .     (4,395)     (1,565)

Shareholder loan receivable. . . . . . . . . . . .      7,892         -0-

                                                    ----------  ----------

    NET CASH USED IN
    INVESTING ACTIVITIES . . . . . . . . . . . . .      3,497      (1,565)
                                                    ----------  ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
--------------------------------------------------
Proceeds from common stock issuances/subscriptions        -0-     242,326
Repayment of note payable. . . . . . . . . . . . .    (15,000)        -0-
Principal repayments under capital lease . . . . .     (2,313)     (2,500)

Outstanding checks in excess of bank balance . . .      1,664         -0-

                                                    ----------  ----------
  NET CASH PROVIDED BY (USED
    IN) FINANCING ACTIVITIES . . . . . . . . . . .  $ (15,649)  $ 239,826
                                                    ----------  ----------







    The accompanying notes are an integral part of these consolidated financial statements.
44



                      NATIONAL BEAUTY CORP. & SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF CASH FLOWS (CONT.)
                 For the Years Ended December 31, 2001 and 2000
                 ==============================================



                                                  2001       2000
                                              ---------  ---------
    NET (DECREASE) IN CASH
  AND CASH EQUIVALENTS . . . . . . . . . . .  $(45,190)  $(55,237)

Cash and cash equivalents, beginning of year    56,191    111,428
                                              ---------  ---------

  CASH AND CASH EQUIVALENTS,
  END OF YEAR. . . . . . . . . . . . . . . .  $ 11,001   $ 56,191
                                              =========  =========






SUPPLEMENTAL  CASH  FLOW  INFORMATION:
--------------------------------------

Supplemental disclosures of cash flow information for the year ended December 31, 2001 and 2000 is summarized as follows:

Cash paid during the year for:
                                                                                     2001               2000
                                                                                     -----              ----


  Income Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . .  $                          -0-  $    -0-
                                                                     ==============================  ========
  Interest. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $                        1,227  $  1,040
                                                                     ==============================  ========

NON-CASH FINANCING ACTIVITES:
-------------------------------------------------------------------
Assumption of note payable with acquisition . . . . . . . . . . . .  $                       15,000  $    -0-
                                                                     ==============================  ========

Common stock issued to officers for services,
  charged to prepaid expenses . . . . . . . . . . . . . . . . . . .  $                       28,500  $    -0-
                                                                     ==============================  ========

Common stock issued to others for
  services, charged to prepaid expenses . . . . . . . . . . . . . .  $                       61,500  $    -0-
                                                                     ==============================  ========

Common stock issued to officers for other services. . . . . . . . .  $                       25,044  $103,908
                                                                     ==============================  ========

Common stock issued to others for other services. . . . . . . . . .  $                      120,000  $    -0-
                                                                     ==============================  ========

Common stock issued in exchange for marketable securities            $-0-                            $ 68,000
                                                                     ==============================  ========

Retirement of common stock. . . . . . . . . . . . . . . . . . . . .  $                          -0-  $359,667
                                                                     ==============================  ========




    The accompanying notes are an integral part of these consolidated financial statements.

------


                                             NATIONAL BEAUTY CORP. & SUBSIDIARIES
                                        CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                        ----------------------------------------------
                                        For the Years Ended December 31, 2001 and 2000

                                                                           Convertible      Common                 Additional
                                                    Common Stock         Preferred Stock     Stock     Subscriptions Paid-in
                                                Shares       Amount     Shares     Amount  Subscribed  Receivable    Capital
                                                ------------------------------------------------------------------------------
Balances, January 1, 2000* . . . . . . . . . . .     58,843   $   59   1,000,000   $1,000   $     17   $(671,637)  $1,425,709

Common stock issued for services . . . . . . . .        741      -0-         -0-      -0-       -0-        -0-        103,908


Proceeds from common stock subscriptions . . . .      5,508        6         -0-      -0-         (6)    242,326          -0-


Common stock exchanged for marketable securities      1,545        2         -0-      -0-         (2)     68,000          -0-

Retirement of shares during the year . . . . . .     (8,212)      (9)        -0-      -0-         (9)    361,311     (361,303)

Net loss for the year. . . . . . . . . . . . . .        -0-      -0-         -0-      -0-        -0-         -0-          -0-

Balances, December 31, 2000. . . . . . . . . . .     58,425   $   58   1,000,000   $1,000        -0-         -0-   $1,168,314
                                                  ----------  -------  ----------  -------  ---------  ----------  -----------

Common stock issued for services . . . . . . . .    907,937      908         -0-      -0-        -0-         -0-      234,136

Conversion of preferred shares into
common shares by officers. . . . . . . . . . . .    500,000      500     (50,000)     (50)       -0-         -0-          -0-

Net loss for the year. . . . . . . . . . . . . .        -0-      -0-         -0-      -0-        -0-         -0-          -0-
Balances, December 31, 2001. . . . . . . . . . .  1,466,362   $1,466     950,000   $  950        -0-         -0-   $1,402,450
                                                  ----------  -------  ----------  -------  ---------  ----------  -----------
*Includes retroactive adjustments
due to stock split.



                                                    Retained
                                                    Deficit
                                                  ------------
Balances, January 1, 2000* . . . . . . . . . . .  $  (232,980)

Common stock issued for services                          -0-


Proceeds from common stock subscriptions . . . .          -0-


Common stock exchanged for marketable securities          -0-

Retirement of shares during the year . . . . . .          -0-

Net loss for the year. . . . . . . . . . . . . .     (794,306)

Balances, December 31, 2000. . . . . . . . . . .  $(1,027,286)
                                                  ------------

Common stock issued for services . . . . . . . .          -0-

Conversion of preferred shares into
common shares by officers. . . . . . . . . . . .          -0-

Net loss for the year. . . . . . . . . . . . . .     (257,044)
Balances, December 31, 2001. . . . . . . . . . .  $(1,284,330)
                                                  ------------
*Includes retroactive adjustments
due to stock split.




    The accompanying notes are an integral part of these consolidated financial statements.

                      NATIONAL BEAUTY CORP. & SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 For the Years Ended December 31, 2001 and 2000
                 ==============================================

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------

Business Activity - National Beauty Corp. (formerly known as Beautymerchant.com,
-----------------
Inc.) (a Nevada corporation) legally changed its corporate name in 2001 and was also formerly known as ATR Industries, Inc., a Nevada corporation, which was incorporated in 1987.

These financial statements include its wholly owned subsidiaries, Cleaning Express USA, Beauty Works USA, Inc. and Beauty Merchant, Inc. The company is a full service cleaning company offering daily residential cleaning services, carpet cleaning and other related services in the South Florida area under the name of Cleaning Express USA. During April 2000, the Company began operations as an E-commerce distributor of beauty products under its Beauty Merchant, Inc. subsidiary and ceased these operations in 2001. The Company currently offers beauty services and products though its retail beauty salon in the South Florida area under its Beauty Works USA, Inc. subsidiary.

During the year ended December 31, 2001, the Company enacted a 200 for 1 reverse stock split on its common stock. All common stock amounts in the accompanying financial statements have been retroactively restated to reflect this capitalization change.

Accounts  Receivable  -  Accounts  receivable are charged to bad debt expense as
--------------------
they are deemed uncollectible based upon a periodic review of the accounts. The Company performs ongoing credit reviews of its customer accounts.

Property  and  Equipment  -  Property  and  Equipment  are  recorded  at  cost.
------------------------
Maintenance and repair costs are expensed as incurred. Depreciation is provided using the straight-line method and other methods that approximate the straight-line method. It is calculated over recovery periods as prescribed by management which range from 5 years for equipment to 7 years for furniture. Leasehold improvements are amortized over the terms of the office operating leases.

When an asset is disposed of, its cost and related accumulated depreciation are removed from the accounts. The difference between undepreciated cost and proceeds from disposition is recorded as gain or loss.

The Company makes ongoing evaluations of the values of its assets to determine whether an impairment write-down should be recognized in accordance with SFAS No. 144. To date, no such impairment write-down has been deemed necessary.

                       NATIONAL BEAUTY CORP. & SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 For the Years Ended December 31, 2001 and 2000
                 ==============================================

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT.)
-----------------------------------------------------------

Marketable  Securities  - Marketable securities include the Company's investment
----------------------
in equity securities recorded at fair market value. The marketable securities were classified as trading securities with holding gains and losses recognized in current period operations.

Cash  and  Cash  Equivalents  - For purposes of the Statement of Cash Flows, the
----------------------------
Company considers highly liquid investments with an original maturity of three months or less to be cash equivalents.

Revenue  Recognition-  Revenue  for  the  residential  cleaning  operations  is
--------------------
recognized  when  cleaning  services  are  performed.

Revenues  for  beauty  services  are  recognized when the services are rendered.
Revenues for beauty products are recognized when the products are shipped provided collection of the resulting receivable is probable and the earnings process is complete. If any material contingencies are present, revenue recognition is delayed until all material contingencies are eliminated. Material contingencies are circumstances in which there are any potential uncertainties as to the completion of the revenue process being complete. Further, no revenue is recognized unless collection of the applicable consideration is probable. Probable collection is determined at the time collection occurs or is more than reasonably possible it will be collected.

Income  Taxes  -  Income  taxes are provided for the tax effects of transactions
-------------
reported in the financial statements and consist of deferred taxes related primarily to differences between the basis of certain assets and liabilities for financial and tax reporting. Deferred taxes represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

The income tax benefit consists of taxes currently refundable due to net operating loss carryback provisions for federal and state governments. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or the entire deferred tax asset will not be realized. Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws and rates on the date of enactment.

                      NATIONAL BEAUTY CORP. & SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 For the Years Ended December 31, 2001 and 2000
                 ==============================================

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT.)
-----------------------------------------------------------

Use  of  Estimates  - The preparation of financial statements in conformity with
------------------
accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Advertising  -  The  Company  charges  the  costs of advertising to expense when
-----------
incurred.

Earnings  Per  Share - The Company reports earnings per share in accordance with
--------------------
Statement of Financial Accounting Standard (SFAS) No.128. This statement requires dual presentation of basic and diluted earnings (loss) with a reconciliation of the numerator and denominator of the loss per share computations. Basic earnings per share amounts are based on the weighted average shares of common outstanding. If applicable, diluted earnings per share would assume the conversion, exercise or issuance of all potential common stock instruments such as options, warrants and convertible securities, unless the effect is to reduce a loss or increase earnings per share. Accordingly, this presentation has been adopted for the period presented. There were no adjustments required to net loss for the period presented in the computation of diluted earnings per share.


The total weighted average number of common shares outstanding used in the computation of earnings (loss) per share for the years ended December 31, 2001 and December 31, 2002 was $448,016 and $64,379, respectively.
Stock issued as compensation solely caused net losses from continuing operations of $.52 and $1.61 in 2001 and 2000, respectively.


Comprehensive Income (Loss) - The Company adopted Financial Accounting Standards
---------------------------
Board Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income", which establishes standards for the reporting and display of comprehensive income (loss) and its components in the financial statements. There were no material items of comprehensive income (loss) applicable to the Company during the period covered in the financial statements.

NOTE B - ACQUISITION
--------------------

During 2001, the Company acquired the fixed assets of a beauty salon in South Florida. The Company financed the acquisition with a short-term note with the unrelated seller in the amount of $15,000 at 8% interest per annum. This note was paid in full with interest thereto during 2001. The Company also assumed the lease from the seller. See footnote G above for the minimum lease commitments. Since the acquisition does not meet the conditions of a significant acquisition, pro forma information has not been provided.
49

                      NATIONAL BEAUTY CORP. & SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 For the Years Ended December 31, 2001 and 2000
                 ==============================================

NOTE C - DISCONTINUED OPERATIONS
--------------------------------

In November 2001, the Board of Directors approved a plan for the disposal of it e-commence segment. The results of beautymerchant.com have been reported as discontinued operations for all periods presented.

NOTE D - STOCKHOLDERS' EQUITY
--------------------------------

During the year ended December 31, 2000, the Company issued 741 shares of its common stock for services to employees and consultants. The stock issued was valued at the market price at the time of issuance, yielding an aggregate value of $103,907. The total amount was expensed during the year ended December 31,

2000 and is included in the accompanying financial statements in selling, general and administrative expenses. 148,200 shares were reverse split in fiscal 2002 to 741 shares via a 200 for 1 reverse stock split during that year.


During the year ended December 31, 2000, the Company retired 8,212 of the common shares that had been subscribed at $44 per share ($.22 pre-split).

Also during the year ended December 31, 2000, the Company received $242,326 in proceeds from common stock subscribed during the year ended December 31, 1999. The Company also received $68,000 in marketable securities in exchange for common stock subscribed during the year ended December 31,2000.

The Company has 950,000 shares of preferred stock outstanding at December 31, 2001, which is convertible at the option of the shareholder into 9,500,000 shares of common stock.

During 2001, the Company's officers converted 50,000 preferred shares in to 500,000 common shares.

During the year ended December, 31 2001, the Company issued 607,937 shares of its common stock for services rendered by officers and outside consultants. The shares were valued at the date of issuance yielding an aggregate market value of $145,044, which was expensed during the year.

On December 27, 2001, the Company issued 95,000 and 205,000 common shares to its officers and outside consultants, respectively. These common shares were paid in advance for services to be received by the Company in 2002 and are reflected as Prepaid Expenses in the accompanying balance sheet. The shares were priced at the date of issuance yielding an aggregate market value of $90,000. In addition, 34,000 options were granted to an outside consultant as part of compensation. The options are exercisable at $.48 per share prior to December 31, 2005. The options did not yield a material expense using the Black-Scholes Option Pricing Model.

                      NATIONAL BEAUTY CORP. & SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 For the Years Ended December 31, 2001 and 2000
                 ==============================================

NOTE E - INCOME TAXES
---------------------

The Company has approximately $726,000 of federal and state net operating losses
available   that  expire  in  various  years  through  the  year  2015.

Due to operating losses, there is no provision for current federal or state income taxes for the years ended December 31, 2001 and 2000.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for federal and state income tax purposes.

The Company's deferred tax asset at December 31, 2001 consists of net operating loss carryforwards calculated using federal and state effective tax rates equating to approximately $276,000 less a valuation allowance in the amount of approximately $276,000, respectively. Because of the Company's lack of earnings history, the deferred tax asset has been fully offset by a valuation allowance. The valuation allowance increased by approximately $8,000 and $141,000 for the years ended December 31, 2001 and 2000, respectively.

The Company's total deferred tax asset as of December 31, 2001 is as follows:

     Net operating loss carryforwards          $   276,000
     Valuation allowance                          (276,000)
                                              -------------

     Net deferred tax asset                    $       --
                                              =============

The reconciliation of income taxes computed at the federal statutory income tax rate to total income taxes for the years ended December 31, 2001 and 2000 is as follows:
                                                             2001         2000
                                                             ----         ----
     Income tax computed at the federal statutory rate        34%          34%
     State income taxes, net of federal tax benefit            4%           4%
     Valuation allowance                                    (38%)         (38%)
                                                            -----          ----
     Total deferred tax asset                                 0%           0%
                                                            =====          =====

                      NATIONAL BEAUTY CORP. & SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 For the Years Ended December 31, 2001 and 2000
                 ==============================================

NOTE  F  -  OBLIGATION  UNDER  CAPITAL  LEASE
---------------------------------------------

The Company is leasing equipment under a noncancelable capital lease that expires in December, 2002. The obligation under the capital lease has been recorded in the accompanying Balance Sheet at the net present value of the future minimum lease payments, discounted at an interest rate of 20%. The book value of the equipment was approximately $1,500 at December 31, 2001.

Minimum future obligations under this capital lease at December 31, 2001 are as follows:

Year                                      Amount
----                                      ------
2002                                    $  3,540
                                        --------
Total minimum obligation                   3,540

     Less amount representing interest     1,227
                                        --------

          Present value of net
          minimum obligation              2,313

          Less current portion            2,313
                                        --------
                                        $   -0-
                                        ========


NOTE G - COMMITMENTS
--------------------

The Company leases its offices in Fort Lauderdale, Florida and a beauty salon in Boca Raton, Florida under non-cancelable operating leases that expire from varying dates through September 30, 2005. Future minimum rental payments as of December 31, 2001 in the aggregate and for each of the four succeeding years are as follows:

Year                                 Amount
----                                 ------

2002                               $ 61,050
2003                                 37,200
2004                                 37,200
2005                                 27,900
                                  ---------
                                   $163,350
                                   ========


Rent expense for 2001 and 2000 was $47,467 and $32,526, respectively.

                      NATIONAL BEAUTY CORP. & SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 For the Years Ended December 31, 2001 and 2000
                 ==============================================

NOTE G - COMMITMENTS (CONT')
----------------------------

In 1999, the Company committed itself to compensate each of its Board of Directors in the amount of 1,000 shares of its common stock annually and 10,000 common stock purchase options over a thirty six-month period. As of the date of this report, no option agreement has been officially adopted, there is no fair market value for the options and none of the equity instruments have been issued with the exception of 1,000 restricted common shares issued to each of its directors in 2001.

NOTE  H  -  SEGMENT  INFORMATION
--------------------------------

Based on the criteria established by SFAS 131, "Disclosures about Segments of an Enterprise and Related Information," the Company operates in two principal business segments - (1) residential cleaning service and (2) retail beauty salons. In accordance with SFAS 131, the Company is required to describe its reportable segments and provide data that is consistent with the data made available to the Company's management to assess performance and make decisions. The assets of the discontinued subsidiary are reflected as corporate assets. Summarized revenues and expense information by segment for 2001, as excerpted from the internal management reports, is as follows:

                                       2001                 2000
                                       ----                 ----
Residential Cleaning:
---------------------
Residential cleaning sales          $281,124            $ 340,413
Cost of sales                       (182,731)            (221,268)
Corporate and other expenses        (220,436)            (817,166)
                                  ---------             ---------
     Segment loss                   (122,043)            (698,021)

Total assets                           9,550                9,550

Capital expenditures                     -0-                  -0-

Depreciation                             -0-                  200

Interest expense                         240                  208

                      NATIONAL BEAUTY CORP. & SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 For the Years Ended December 31, 2001 and 2000
                 ==============================================

NOTE  H  -  SEGMENT  INFORMATION  (CONT')
-----------------------------------------


                                                2001    2000
                                             -------    ----
Retail beauty salon:
------------------------------
Retail beauty salon sales                   $150,686     N/A
Cost of sales                              ( 93,243)     -0-
Corporate and other expenses               (117,031)     -0-
                                           ----------  -------
Segment loss                                (59,588)     -0-

Total assets                                 13,500      -0-

Capital expenditures                         1,538       -0-

Depreciation                                 1,056       -0-

Interest expense                              429        -0-

Corporate:
------------------------------
Corporate  revenues                         $  N/A     $ N/A
Cost of sales                                 -0-        -0-
Unallocated and other expenses              (66,257)     -0-
                                           ----------  -------
Segment loss                                (66,257)     -0-

Total assets                                113,693    139,843

Capital expenditures                         2,857      1,565

Depreciation                                 1,961      3,600

Interest expense                              558        832




NOTE I - SUBSEQUENT EVENTS
--------------------------

Subsequent to December 31, 2001, one of the Company's officers converted 200,000 shares of the Company's preferred stock in to 2,000,000 shares of common stock.

                      NATIONAL BEAUTY CORP. & SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 For the Years Ended December 31, 2001 and 2000
                 ==============================================


NOTE J - RECENT ACCOUNTING PRONOUNCEMENTS
-----------------------------------------

In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No.143, "Accounting for Asset Retirement Obligations" which addresses the accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated retirement costs. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value cannot be made. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. The Company does not expect SFAS No. 143 to have a material effect on its financial condition or cash flows.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS No. 144 generally establishes a standard framework which to measure impairment of long-lived assets and expands the Accounting Principles Board ("APB") 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" to include a component of the entity (rather than a segment of the business). SFAF No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001. The Company does not expect SFAS No. 144 to have a material effect on its financial condition and cash flows.

INTERIM  FINANCIAL  STATEMENTS  (UNAUDITED)



                   NATIONAL BEAUTY CORPORATION & SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                            AS OF SEPTEMBER 30, 2002

                             ASSETS
                            ------


CURRENT ASSETS:
-------------------------
Cash and cash equivalents  $  6,983
Accounts receivable . . .       132
Marketable securities . .     1,500
Inventory . . . . . . . .     4,087
Prepaid rent. . . . . . .     2,226
Prepaid consulting. . . .    22,500
TOTAL CURRENT ASSETS. . .    37,428
                           ---------

FIXED ASSETS
-------------------------
Furniture . . . . . . . .    21,616
Leasehold improvements. .     9,500
Equipment . . . . . . . .    47,668
Accumulated depreciation.   (38,361)
NET FIXED ASSETS. . . . .    40,423
                           ---------

OTHER ASSETS:
-------------------------
Deposits. . . . . . . . .     8,882
TOTAL OTHER ASSETS. . . .     8,882
                           ---------

TOTAL ASSETS. . . . . . .  $ 86,733
                           =========











    The accompanying notes are an integral part of these financial statements

                                       24


                    NATIONAL BEAUTY CORPORATION & SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS (CONTINUED)
                           AS OF SEPTEMBER 30, 2002


             LIABILITIES AND STOCKHOLDERS' EQUITY
             ------------------------------------
CURRENT LIABILITIES
-------------------------------------------------------------------
Accounts payable and accrued expenses . . . . . . . . . . . . . . .  $     4,005
Outstanding checks in excess of bank balance. . . . . . . . . . . .          261
Shareholder loan payable. . . . . . . . . . . . . . . . . . . . . .       25,000
Current portion of capitalized lease obligation . . . . . . . . . .            -
                                                                     ------------
TOTAL CURRENT LIABILITIES . . . . . . . . . . . . . . . . . . . . .       29,266
                                                                     ------------

STOCKHOLDERS' EQUITY
-------------------------------------------------------------------
Common stock ($.001 par value, 100,000,000 shares authorized;
 4,746,062 and 1,466,362 issued and outstanding at September 30,
 2002 and December 31, 2001, respectively). . . . . . . . . . . . .        4,746
Series A convertible preferred stock ($.001 par value; 40,000,000 shares authorized, 750,000 and 950,000 shares issued and
 outstanding at September 30, 2002 and December 31, 2001,
 respectively). . . . . . . . . . . . . . . . . . . . . . . . . . .          750
Series B 2% convertible preferred stock ($.001 par value; 1,000 shares authorized, -0- shares issued and outstanding at September
 30, 2002 and December 31, 2001, respectively). . . . . . . . . . .            -
Additional paid in capital. . . . . . . . . . . . . . . . . . . . .    1,679,610
Retained deficit. . . . . . . . . . . . . . . . . . . . . . . . . .   (1,627,639)
                                                                     ------------
TOTAL STOCKHOLDERS' EQUITY. . . . . . . . . . . . . . . . . . . . .       57,467
                                                                     ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY. . . . . . . . . . . . .  $    86,733
                                                                     ============













    The accompanying notes are an integral part of these financial statements
57



                   NATIONAL BEAUTY CORPORATION & SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
         FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2002 AND 2001

                    Three Months Ended Sept. 30, Nine Months Ended Sept. 30,
                                 2002       2001         2002        2001
                             -----------------------------------------------
REVENUES:
---------------------------
Sales . . . . . . . . . . .  $  120,546   $135,036   $  404,852   $ 325,351
Cost of sales . . . . . . .     (60,257)   (70,862)    (197,143)   (197,811)
                             -----------  ---------  -----------  ----------
GROSS PROFIT. . . . . . . .      60,289     64,174      207,709     127,540
                             -----------  ---------  -----------  ----------

EXPENSES:
---------------------------
Selling, general and
administrative. . . . . . .     127,630     79,405      550,775     183,755
                             -----------  ---------  -----------  ----------
TOTAL EXPENSES. . . . . . .     127,630     79,405      550,775     183,755
                             -----------  ---------  -----------  ----------

OPERATING LOSS. . . . . . .  $  (67,341)  $(15,231)  $ (343,066)  $ (56,215)

OTHER (EXPENSE):
---------------------------
Unrealized loss on trading
securities. . . . . . . . .        (243)    (6,592)        (243)    (62,000)
Interest expense. . . . . .           -       (260)           -        (780)
                             -----------  ---------  -----------  ----------
NET (LOSS). . . . . . . . .  $  (67,584)  $(22,083)  $ (343,309)  $(118,995)
                             ===========  =========  ===========  ==========
  Net (loss) per share -
  basic and fully diluted .  $    (0.01)  $  (0.07)  $    (0.09)  $   (0.76)
                             ===========  =========  ===========  ==========
  Weighted average shares*.   4,705,062    322,361    3,832,434     155,694
                             ===========  =========  ===========  ==========



*Includes retroactive adjustment for 1 for 200 reverse stock split effected during 2001.














    The accompanying notes are an integral part of these financial statements
58



                                  NATIONAL BEAUTY CORPORATION & SUBSIDIARIES
                                   CONSOLIDATED STATEMENTS OF STOCKHOLDERS'
                                              EQUITY (UNAUDITED)
                                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002

                                                   Convertible
                            Common Stock         Preferred Stock      Paid-in     Retained
                          Shares     Amount     Shares     Amount     Capital     Deficit
                          ------     ------     ------     ------     -------     -------
Balances, January 1, 2002  1,466,362  $    1,466   950,000   $    950   $1,402,450  ($1,284,330)

Common shares issued to
others. . . . . . . . . .    454,700         455         0          0       93,385            0

Common shares issued to
officers in exchange for
preferred conversion. . .  2,000,000       2,000  (200,000)      (200)           0            0

Common shares issued to
officers. . . . . . . . .    825,000         825         0          0      183,775            0


Net loss for the period .          0           0         0          0            0     (343,309)
Balances, September 30,
                                2002   4,746,062     4,746    750,000          750    1,679,610
                           ----------  ---------  ---------  ----------  ------------  -----------














    The accompanying notes are an integral part of these financial statements



                           NATIONAL BEAUTY CORPORATION & SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                      FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002 AND 2001


                                                                               2002        2001
CASH FLOWS FROM OPERATING ACTIVITIES:
------------------------------------------------------------------------
Net loss . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $(343,309)  $(118,195)
Adjustments to reconcile net loss to net cash (used in) operating activities:
Depreciation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3,000       2,842
Common stock issued for services . . . . . . . . . . . . . . . . . . . .    280,240      36,365
Unrealized loss on trading securities. . . . . . . . . . . . . . . . . .        243      62,000
(Increase) decrease in operating assets:
Accounts receivable. . . . . . . . . . . . . . . . . . . . . . . . . . .        771        (245)
Inventory. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     (2,387)       (523)
Prepaid consulting . . . . . . . . . . . . . . . . . . . . . . . . . . .     67,500      (1,370)
Prepaid rent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     (2,226)        -0-
Deposits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     (2,226)     (4,100)
Increase (decrease) in operating liabilities
Accounts payable . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1,775         -0-
                                                                          ----------  ----------
NET CASH (USED IN) OPERATING ACTIVITIES. . . . . . . . . . . . . . . . .      3,381     (23,226)
                                                                          ----------  ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
------------------------------------------------------------------------
Expenditures for leaseholds and equipment. . . . . . . . . . . . . . . .    (18,683)     (4,395)
                                                                          ----------  ----------
NET CASH USED IN INVESTING ACTIVITIES. . . . . . . . . . . . . . . . . .    (18,683)     (4,395)
                                                                          ----------  ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
------------------------------------------------------------------------
Proceeds from shareholder loan payable . . . . . . . . . . . . . . . . .     25,000         -0-
Collection of shareholder loan receivable. . . . . . . . . . . . . . . .        -0-       6,013
Outstanding checks in excess of bank balance . . . . . . . . . . . . . .    (11,403)        -0-
Principal repayments of note payable . . . . . . . . . . . . . . . . . .        -0-     (11,945)
Principal repayments under capitalized lease . . . . . . . . . . . . . .     (2,313)     (1,875)
                                                                          ----------  ----------
NET CASH PROVIDED BY (USED) IN
FINANCING ACTIVITIES . . . . . . . . . . . . . . . . . . . . . . . . . .     11,284      (7,807)
                                                                          ----------  ----------
NET (DECREASE) IN CASH AND CASH EQUIVALENTS. . . . . . . . . . . . . . .     (4,018)    (35,428)

CASH AND CASH EQUIVALENTS,
BEGINNING OF THE YEAR. . . . . . . . . . . . . . . . . . . . . . . . . .     11,001      56,191
                                                                          ----------  ----------
END OF THE PERIOD. . . . . . . . . . . . . . . . . . . . . . . . . . . .  $   6,983   $  20,763
                                                                          ----------  ----------

SUPPLEMENTARY CASH FLOW INFORMATION OF
------------------------------------------------------------------------
NON-CASH FINANCING:
------------------------------------------------------------------------
Common stock issued for services . . . . . . . . . . . . . . . . . . . .  $ 280,240   $  36,365
                                                                          ==========  ==========
Assumption of note payable in connection with assets acquisition          $       -   $  15,000
                                                                          ==========  ==========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------
                   NATIONAL BEAUTY CORPORATION & SUBSIDIARIES
                         September 30, 2002 (UNAUDITED)
ITEM 1.
-------

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

In the opinion of management, the unaudited condensed consolidated financial statements contain all adjustments consisting only of normal recurring accruals considered necessary to present fairly the Company's financial position at September 30, 2002, the results of operations for the three and nine month periods ended September 30, 2002 and 2001, and cash flows for the nine months ended September 30, 2002 and 2001. The results for the period ended September 30, 2002, are not necessarily indicative of the results to be expected for the entire fiscal year ending December 31, 2002.

NOTE 2 - SEGMENT INFORMATION

Based on the criteria established by SFAS 131, "Disclosures about Segments of an Enterprise and Related Information," the Company operates in two principal business segments - (1) residential cleaning service and (2) retail beauty salons. In accordance with SFAS 131, the Company is required to describe its reportable segments and provide data that is consistent with the data made available to the Company's management to assess performance and make decisions. Information from the internal management reports may differ from the amounts reported under generally accepted accounting principles. The assets of the discontinued subsidiary are reflected as corporate assets. Summarized revenues and expense information by segment for 2002 and 2001, as excerpted from the internal management reports, is as follows:



                              Three Months Ended Sept. 30, Nine Months Ended Sept. 30,
                                           2002       2001         2002        2001
                                       -----------  ---------  -----------  ----------
REVENUES:
-------------------------------------
Sales - Residential Cleaning. . . . .  $   76,662   $ 86,245   $  243,975   $ 206,056
Sales - Retail Beauty Salon . . . . .      43,884     48,791      160,877     119,295
Cost of sales - Residential
Cleaning. . . . . . . . . . . . . . .     (22,898)   (25,983)     (89,457)    (72,530)
Cost of sales - Retail Beauty
Salon . . . . . . . . . . . . . . . .     (37,359)   (44,879)    (107,686)   (125,281)
                                       -----------  ---------  -----------  ----------
GROSS PROFIT. . . . . . . . . . . . .      60,289     64,174      207,709     127,540
                                       -----------  ---------  -----------  ----------

EXPENSES:
-------------------------------------
S,G&A - Residential Cleaning. . . . .      85,675     52,730      368,792     124,432
S,G&A - Retail Beauty Salon . . . . .      42,198     26,675      182,226      59,323
                                       -----------  ---------  -----------  ----------
TOTAL EXPENSES. . . . . . . . . . . .     127,873     79,405      551,018     183,755
                                       -----------  ---------  -----------  ----------

OPERATING LOSS -
CLEANING. . . . . . . . . . . . . . .  $  (31,911)  $  7,532   $ (214,274)  $   9,094
                                       -----------  ---------  -----------  ----------
OPERATING LOSS -
SALON . . . . . . . . . . . . . . . .     (35,673)   (22,763)    (129,035)    (65,309)
                                       -----------  ---------  -----------  ----------
OTHER (EXPENSE):
-------------------------------------
Unrealized loss on trading
securities. . . . . . . . . . . . . .           -     (6,592)           -     (62,000)
Interest expense. . . . . . . . . . .           -       (260)           -        (780)
                                       -----------  ---------  -----------  ----------

NET (LOSS). . . . . . . . . . . . . .  $  (67,584)  $(22,083)  $ (343,309)  $(118,995)
                                       ===========  =========  ===========  ==========
  Net (loss) per share -
  basic and fully diluted - Cleaning.  $    (0.01)  $   0.02   $    (0.06)  $    0.06
                                       ===========  =========  ===========  ==========
  Net (loss) per share -
  basic and fully diluted - Salon . .  $    (0.01)  $  (0.09)  $    (0.03)  $   (0.82)
                                       ===========  =========  ===========  ==========

  Weighted average shares . . . . . .   4,705,062    322,361    3,832,434     155,694
                                       ===========  =========  ===========  ==========

TOTAL ASSETS - CLEANING . . . . . . .       9,550      9,550        9,550       9,550
-------------------------------------
TOTAL ASSETS - SALON. . . . . . . . .      77,183     55,193       77,183      55,193
-------------------------------------

CAPITAL EXPENDITURES - CLEANING . . .           0          0            0           0
-------------------------------------
CAPITAL EXPENDITURES - SALON. . . . .      18,683      4,395       18,683       4,395
-------------------------------------

DEPRECIATION - CLEANING . . . . . . .           0          0            0           0
-------------------------------------
DEPRECIATION - SALON. . . . . . . . .       1,000        947        3,000       2,842
-------------------------------------

INTEREST EXPENSE - CLEANING . . . . .           0        260            0         780
-------------------------------------
INTEREST EXPENSE - SALON. . . . . . .           0          0            0           0
-------------------------------------




NOTE 3 - COMMITMENTS

The Company is committed to two employment agreements through April 1, 2007. Pursuant to the agreements, two of the Company's officers and majority shareholders shall receive total combined annual salaries of $325,000 and a combined 300,000 preferred shares per annum.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     There were no changes in or disagreements with National Beauty's independent accountants on financial statement disclosure or auditing scope or procedure during the two year period prior covered by their report.
62

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under Nevada law, a corporation may indemnify its officers, directors, employees and agents under certain circumstances, including indemnification of such person against liability under the Securities Act of 1933. A true and correct copy of Section 78.7502 of Nevada Revised Statutes that addresses indemnification of officers, directors, employees and agents is attached hereto as Exhibit 99.1.

     In addition, Section 78.037 of the Nevada Revised Statutes and National Beauty's Articles of Incorporation and Bylaws provide that a director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages due to breach of fiduciary duty as a director except for liability (a) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (b) for the payments of distribution in violation of Nevada Revised Statute 78.300.

     The effect of these provisions may be to eliminate the rights of National Beauty and its stockholders (through stockholders' derivative suit on behalf of National Beauty) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (a) -
(b) of the preceding paragraph.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following sets forth the expenses in connection with the issuance and distribution of the Securities being registered, other than underwriting discounts and commissions. National Beauty shall bear all such expenses. All amounts set forth below are estimates, other than the SEC registration fee.

SEC Registration Fee            $   341.18
Legal Fees and Expenses         $25,000.00
Accounting Fees and Expenses    $15,000.00
Miscellaneous                   $ 5,000.00
                                 ---------
TOTAL                           $45,341.18

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES


     In October 2002, National Beauty issued 125,000 shares of common stock to Richard O. Weed in consideration of legal services rendered in approximately the amount of $25,000.



     On July 8, 2002, National Beauty issued 200,000 shares to American Market Support for investor relations support. These shares were valued at $.13 per share or $26,000.

     On April 17, 2002, National Beauty issued 10,000 shares of common stock to Richard McCaffrey and 30,000 shares of common stock to National Financial Communications Corp. in consideration of investor relations services rendered to the company. These shares were valued at $.27 per share.

     On February 27, 2002, National Beauty issued 125,000 shares of common stock to Richard O. Weed in consideration of legal services rendered in approximately the amount of $25,000.

     On February 11, 2002, National Beauty issued 1,000,000 shares, respectively, to Edward Roth and Alisha Roth, officers and directors of the company. These shares were issued as a result of the Roth's conversion of the aggregate of 200,000 shares of Series A Preferred Stock into common stock on a 10 to 1 basis

     On January 3, 2002, National Beauty issued 30,000 shares of common stock to National Financial Communications Corp. in consideration of investor relations services rendered to the company. These shares were valued at $.02 per share.

     On September 14, 2001, National Beauty issued 2,000 shares, respectively, to Geoff Gazda and Barbara Patigalia in consideration of services rendered as directors of the company. On September 14, 2001, National Beauty issued 25,000 shares to Michael Bongiovanni for accounting services rendered. On September 14, 2001, National Beauty issued 150,000 shares to Gerald Sklar for services rendered to the company. The above-listed shares were valued at $.60 per share

On August 15, 2001, National Beauty issued 250,000 shares, respectively, to Edward Roth and Alisha Roth, officers and directors of the company. These shares were issued as a result of the Roth's conversion of the aggregate of 50,000 shares of Series A Preferred Stock into common stock on a 10 to 1 basis.

     On May 9, 2001, National Beauty issued 1,650 shares, 8,100 shares and 900 shares, respectively, to Thomas Engelbert, Action Stocks, Inc. and James Williams for services rendered to the company. These shares were valued at $.01 per share.

     On July 28, 2000, National Beauty issued 375 shares and 1 share, respectively, to Richard Barson and John Schertl for services rendered to the company. These shares were valued at $.20 per share.

     On May 9, 2000, National Beauty issued 250 shares to Market Voice, Inc. for services rendered to the company. These shares were valued at $.01 per share.

     On January 26, 2000, National Beauty issued 8 shares to Brenda Lee Hamilton for services rendered to the company. These shares were valued at $.01 per share.

     On November 18, 1999, National Beauty issued 1,250 shares and 300 shares , respectively, to Edward Roth and Alisha Roth, officers and directors of the company, in consideration of services rendered. These share were valued at $.50 per share.

     On November 1, 1999, National Beauty issued 25 shares, 100 shares and 17 shares, respectively, to Brenda Lee Hamilton, Richard D. Surber and Chris Cottone in consideration of services rendered to the company. These shares were valued at $.50 per share.

     Exemption from registration under the Securities Act of 1933 ("Act") is claimed for the sale of these securities in reliance upon the exemption offered by Section 4(2) of the Act, which exempts transactions by issuers not involving a public offering. Use of this exemption is based on the following facts:


- Neither National Beauty nor any person acting on behalf of National Beauty solicited any offer to buy or sell the securities by any form of general solicitation or advertising;
- The purchasers represented that they were acquiring the securities as a principal for their own account for investment purposes only and without a view towards distribution or reselling these securities unless pursuant to an effective registration statement or exemption from registration in compliance with federal or state securities laws; and
- The securities were issued with the understanding that they may only be disposed of pursuant to an effective registration statement or exemption from registration in compliance with federal or state securities laws.


          In 1999, $315,563 was received in equity financing. In 2000, $240,326 was received in equity financing. These sales were made to approximately ten accredited investors and were exempt from registration under Section 4(2) of the Act and/or Regulation D.


ITEM 27. EXHIBITS

     The following is a list of exhibits required by Item 601 of Regulation S-B that are filed or incorporated by reference. The exhibits that are incorporated by reference from National Beauty's prior SEC filings are noted on the exhibit index. The other exhibits are attached hereto and being filed with the SEC as part of this registration statement.

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



Exhibit
Number .  Description of Exhibits
--------  ------------------------------------
3(i)(a).  Articles of Incorporation of Tri-Capital Corporation, Inc.(1)
3(ii)     Bylaws of Tri-Capital Corporation, Inc.(1)
3(iii)    Articles of Amendment to the Articles of Incorporation of Tri Capital Corporation, Inc. (3)
3(iv)     Certificate of Amendment to the Articles of Incorporation of Advanced Appearance of America, Inc. (3)
3(v) . .  Certificate of Amendment to the Articles of Incorporation of ATR Industries, Inc. (3)
3(vi)     Certificate of Amendment to the Articles of Incorporation of ATR Industries, Inc. (3)
3(vii)    Certificate of Amendment to the Articles of Incorporation of ATR Industries, Inc. (3)
3(viii)   Certificate of Amendment to the Articles of Incorporation of Beautymerchant.com, Inc. (3)
3(ix). .  Certificate of Amendment to the Articles of Incorporation of National Beauty Corp. (3)
3(x) . .  Certificate of Amendment to the Articles of Incorporation of National Beauty Corp. (3)
4.1. . .  Form of Common Stock Certificate of National Beauty Corp. (3)
4.2. . .  Warrant Agreement (3)
4.3. . .  Common Stock Purchase Warrant (3)
4.4. . .  Certificate of Designation of the Rights and Preferences of the Series A Convertible
          Preferred Stock of National Beauty Corp. (3)

4.5       Certificate of Amendment to the Certificate of Designation of the Rights and
          Preferences of the Series A Convertible Preferred Stock of National Beauty Corp.
4.6. . .  Certificate of Designation of the Rights And Preferences of Series B 2% Convertible
          Preferred Stock of National Beauty Corp.(4)

5.1. . .  Opinion of Weed & Co. LLP re: Legality
10.1 . .  Employment Agreement with Edward Anthony Roth
10.2 . .  Employment Agreement with Alisha Roth
10.3 . .  Investor Relations/Consulting Services Agreement with 3rd Millennium
          Management, LLC
10.4      Commercial Lease between Commercial Villas and   Beautyworks USA of Florida Inc. (3)
10.5 . .  Third Lease Amendment Agreement and Assignment of Lease (3)
10.6 . .  Form of Subscription Agreement (3)
10.7 . .  Investor Relations Services Agreement (3)

10.8 . .  Lease for 2031 N. University Drive, Coral Springs, FL
10.9 . .  Consulting Agreement with Michael Bongiovanni (2)
10.10. .  Agreement and Plan of Merger between National Beauty Corp. and Zzyzx Zzazx
          Zzozx, Inc.(4)
10.11. .  Warrant to Purchase Common Stock of National Beauty Corp.(4)
10.12. .  Articles of Merger(4)

21 . . .  Subsidiaries of National Beauty(3)
23.1 . .  Consent of Independent Auditors, Perrella & Associates, P.A.
23.2 . .  Consent of Weed & Co. LLP
99.1 . .  Section 78.7502 of Nevada Revised Statutes (2)



(1) Previously filed with National Beauty's filing of Form 10-SB and subsequent amendments thereto (File No. 00030212).
(2) Previously filed with National Beauty's filing of a Form S-8 on August 21, 2001.

(3)     Previously  filed  with  National  Beauty's  Form SB-2 filed on July 10,
        2002.
(4) Previously filed with National Beauty's filing of Form 8-K on November 12, 2002.

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ITEM 28. UNDERTAKINGS.

National Beauty hereby undertakes to:

(a)(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For the purpose of determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



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                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Fort Lauderdale, State of Florida, on December 3, 2002.

                                        National Beauty Corp.



                                        By: /s/ Edward Roth
                                        Name: Edward Roth
                                        Title: President

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature                    Date
---------                    ----
/s/ Edward A. Roth          December 3, 2002
------------------
Edward A. Roth
President & CEO

/s/ Alisha Roth             December 3, 2002
---------------
Alisha Roth
Secretary, Treasurer
Director

/s/ Barbara Patagalia       December 3, 2002
---------------------
Barbara Patagalia
Director

/s/Michael J. Bongiovanni   December 3, 2002
-------------------------
Michael J. Bongiovanni
Chief Financial Officer
(Principal Accounting Officer), Director


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